UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SES SOLAR INC.
(Exact name of registrant as specified in its charter)

Delaware	4931	33-0860242
State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification No.)

129 Route de Saint-Julien, 1228 Plan-les-Ouates, Geneva, Switzerland
Telephone number: 41.22.884.1484
(Address and telephone number of registrant's principal executive offices)

Delaware Registry Ltd., 3511 Silverside Road, Suite 105, Wilmington, Delaware 19810
302.477.9800
(Name, address and telephone number of agent for service)

Copy of communications to:
Clark Wilson LLP
Attn: Cam McTavish, Esq.
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration
Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to
Rule 415 under the Securities Act. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities
Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock to be offered for resale by selling stockholders	14,228,851	$0.88(2)	$12,521,388.88(2)	$1,339.79
Common Stock to be offered for resale by selling stockholders upon exercise of common share purchase warrants	1,500,000	$0.88(2)	$1,320,000(2)	$141.24
Total Registration Fee				$1,481.03

(1)           An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)           Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the bid and ask price ($0.86 bid; $0.90 asked) of our common stock on February 21, 2007, as reported on the OTC Bulletin Board.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion
____________, 2007

SES SOLAR INC.
A DELAWARE CORPORATION

15,728,851 SHARES OF COMMON STOCK OF SES SOLAR INC.
_________________________________

          This prospectus relates to the resale by certain selling stockholders of SES Solar Inc. of up to 15,728,851 shares of our common stock in connection with the resale of:

- up to 2,500 shares of our common stock which were issued in a private placement on December 30, 2003;

- up to 100,000 shares of our common stock which were issued in a private transaction on November 8, 2005;

- up to 5,050,000 shares of our common stock which were issued in private placements on May 30, 2006;

- up to 4,976,350 shares of our common stock which were issued in private placements on September 8, 2006;

- up to 4,100,001 shares of our common stock which were issued in private placements on November 22, 2006; and

- up to 1,500,000 shares of our common stock which may be issued upon the exercise of 1,500,000 common share purchase warrants which we issued to a finder on November 22, 2006 in connection with the private placements on November 22, 2006.

          The shares and warrants were, and the shares underlying the warrants will have been, acquired by the selling stockholders directly from our company in private offerings that were exempt from the registration requirements of the Securities Act of 1933. We have been advised that the selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol "SESI". On February 21, 2007 the closing bid price for one share of our common stock on the OTC Bulletin Board was $0.88.

          We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for the expenses of this offering.

          Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ________, 2007.

          The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

          As used in this prospectus, the terms "we", "us" and "our" mean SES Solar Inc. All dollar amounts refer to United States dollars unless otherwise indicated. All monetary disclosures in Swiss Francs are also disclosed in the Swiss Franc to the United States dollar equivalent of 0.8068 Swiss Francs to one United States dollar, as reported on the Bank of Canada website on February 21, 2007 (http://www.bankofcanada.ca).

PROSPECTUS SUMMARY

Our Business

          We were incorporated in the State of Nevada on February 3, 1999. Effective March 31, 2004, we changed our state of domicile from the State of Nevada to the State of Delaware. Our change of domicile was effected through the merger of our company, a Nevada corporation, with and into The Electric Network.com, Inc., a Delaware corporation that was formed specifically for this purpose and which, prior to the merger, was a wholly-owned subsidiary of our company. Effective June 19, 2006, we changed our name from "The Electric Network.com, Inc." to "Solar Energy Sources Inc." and on August 10, 2006, we change our name to "SES Solar Inc." We effected the name change in contemplation of entering into a share exchange agreement with Société d'Energie Solaire S.A., a Swiss company, and the shareholders thereof. The closing of the transactions contemplated by the share exchange agreement and the acquisition of all of the issued and outstanding shares of Société d'Energie Solaire occurred on September 27, 2006. As a result of the closing of the share exchange agreement, we commenced the business of engineering, manufacturing and distributing high-performance photovoltaic solar tiles and modules for generating electricity and producing turnkey sales of building-integrated systems and photovoltaic solar power plants.

          Our principal executive and head offices are located at 129 Route de Saint-Julien, 1228 Plan-les-Ouates, Geneva, Switzerland, and our telephone number is + 41.22.884.14.84.

          Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the financial statements for the period ended December 31, 2005, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors.

Number of Shares Being Offered

          This prospectus covers the resale by the selling stockholders named in this prospectus of up to 15,728,851 shares of our common stock. The shares were, and the shares underlying the warrants upon exercise thereof will have been, acquired by the selling stockholders in several private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is presently traded on the OTC Bulletin Board under the symbol "SESI". Please see the Plan of Distribution section on page 20 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

          There were 73,081,168 shares of our common stock issued and outstanding as at February 21, 2007.

Use of Proceeds

          We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

          On September 27, 2006, we closed a share exchange agreement with Société d'Energie Solaire and the former shareholders thereof, which closing resulted in the acquisition of all of the issued and outstanding shares of Société d'Energie Solaire and the issuance, by our company, of 48,286,817 commons shares, or approximately 70% of our issued and outstanding share capital, to the shareholders of Société d'Energie Solaire. The closing of the share exchange agreement was deemed to be a reverse acquisition for accounting purposes. Société d'Energie Solaire, the acquired entity, is regarded as our predecessor entity as of September 27, 2006. Following the closing of the share exchange agreement, our company commenced the business of engineering, manufacturing and distributing high-performance photovoltaic solar tiles and modules for generating electricity and producing turnkey sales of building-integrated systems and photovoltaic solar power plants.

          The following information represents selected audited financial information of Société d'Energie Solaire, our wholly-owned subsidiary, for the fiscal years ended December 31, 2005 and 2004 and selected unaudited financial information of Société d'Energie Solaire for the nine month period ended September 30, 2006 and 2005. Audited and unaudited financial information of our company for comparative periods prior to the closing of the share exchange agreement has not been included in this prospectus because such information would not provide meaningful disclosure of our company. This is due to the fact that our company did not have any material assets, liabilities or operations as a result of the abandonment of our previous internet based auction business and due to the fact that Société d'Energie Solaire is regard as our predecessor entity following the closing of the share exchange agreement.

          The summarized financial data presented below is derived from and should be read in conjunction with our financial information included in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 36 of this prospectus.

	Year Ended December 31, 2005	Year Ended December 31, 2004	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Revenue	$1,100,474	$469,118	$158,860	$950,904
Net Loss for the Period	$505,411	$305,354	$507,159	$385,195
Loss Per Share	$0.027	$0.016	$0.007	$0.020

	As at December 31, 2005	As at December 31, 2004	As at September 30, 2006
Working Capital	$13,572	$568,566	$3,370,056
Total Assets	$673,664	$1,042,321	$4,279,277
Total Number of Issued Shares of Common Stock	19,043,000	18,963,000	68,981,167
Deficit	$932,496	$427,085	$1,439,655
Total Stockholders' Deficiency	$502,393	$28,406	$2,493,855

RISK FACTORS

          An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

          Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 73,081,168 shares of common stock issued and outstanding as of February 21, 2007. When this registration statement is declared effective, the selling stockholders may be reselling up to 15,728,851 shares of our common stock, 14,228,851 shares of which are included in the number of our issued and outstanding common shares as of February 21, 2007.

          Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.

          Our common stock currently trades on a limited basis on the OTC Bulletin Board. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of our competitors, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations since inception. We will require significant additional financing, the availability of which cannot be assured, and if our company is unable to obtain such financing, our business may fail.

          To date, we have had negative cash flows from operations and have depended on sales of our equity securities and debt financing to meet our cash requirements. Our ability to continue our operations and develop our technologies will be dependent upon our ability to raise significant additional financing. If we are unable to obtain such financing, we will not be able to fully develop our business. Specifically, we will need to raise additional funds to:

-	support our planned growth and carry out our business plan;

-	continue the research and development of our technologies;

-	protect our intellectual property;

-	hire top quality personnel for all areas of our business

-	address competing technological and market developments;

-	establish additional collaborative relationships; and

-	market and develop our technologies.

          We may not be able to obtain additional equity or debt financing on acceptable terms as required. Even if financing is available, it may not be available on terms that are favorable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results and compete effectively. More importantly, if we are unable to raise further financing when required, we may be forced to scale down our operations and our ability to generate revenues may be negatively affected.

The photovoltaic market is highly unpredictable because it heavily subsidized and the market depends on such subsidies.

          From our inception to September 30, 2006, we have accumulated a deficit of $1,439,655 from operations. We can offer no assurance that we will operate profitably or that we will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the level of competition, general economic conditions and most importantly the level of subsidies available for photovoltaic installations in various cantons of Switzerland and in other countries.

          Our company's operations will be subject to all the risks inherent in the establishment of a developing enterprise in a new market such as:

-	lack of available skilled people;

-	lack of internal experience in setting up a high volume production plant;

-	lack of research and development financing;

-	lack of diversified customers;

-	lack of established distribution channels;

-	lack of proof of our totally new process to produce modules;

-	lack of marketing resources;

-	lack of public support; and

-	lack of continuous future interest for solar energy in the public opinion.

          Due to the nature of our business and the early stage of our development, our securities must be considered highly speculative. We are engaged in the business of engineering and producing high-performance photovoltaic solar tiles and modules for generating electricity, and producing turnkey sales of building-integrated systems and photovoltaic solar power plants. We have not realized a profit from our operations to date due to a very small niche market in Switzerland (less than 2MW per year in total) and no rebuy tariff, and there is little likelihood that we will realize any profits in the short or medium term. Any profitability in the future from our business will be dependent upon the successful commercialization or licensing of our core technology, which itself is subject to numerous risk factors, including those set forth herein.

          We expect to continue to incur development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flows until our technology gains sufficient market acceptance to generate a sustainable level of income from the commercialization of our technology. Purchase decisions are very dependant on government subsidies and economic incentives.

There is a shortage of semi-conductor grade silicon, and the photovoltaic cells made from this material, upon which our products depend, may limit our revenue growth.

          Silicon is an essential raw material in the production of our photovoltaic cells. There is currently an industrywide shortage of silicon ingots, which has resulted in significant price increases. Increases in silicon prices may impact our manufacturing costs in the future. As demand for photovoltaic cells has increased, a number of manufacturers have announced plans to add additional capacity. As this manufacturing capacity becomes operational, it will increase the demand for silicon and further exacerbate the current shortage. Polysilicon is also used in the semiconductor industry generally, and any increase in demand from that sector will compound the shortage. The production of silicon is capital intensive and adding additional capacity requires significant lead time. We do not believe that the supply imbalance will be remedied in the near term, and we expect that silicon demand will continue to outstrip supply for the foreseeable future. Some experts predict 2008 as a potential recovery date where supply of photovoltaic graded polysilicon would exceed demand (source: Photo Consulting Solar Annual Report 2006 at http://www.photon-consulting.com/executive_summary.htm).

We depend upon a limited number of third party suppliers for raw materials, and any disruption from such suppliers could prevent us from delivering our products to our customers within required timeframes, which could result in order cancellations and a decline in sales.

          We manufacture our products using materials and components procured from a limited number of third-party suppliers. We currently purchase the specific photovoltaic cells we need for our proprietary technology from a small number of suppliers. If we fail to maintain our relationships with these suppliers, or to secure additional supply sources from other cell suppliers, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay. Any of these factors could prevent us from delivering our products to our customers within required timeframes, and we may experience order cancellations which would adversely affect our business operations. To the extent the processes that our suppliers use to manufacture materials and components are proprietary, we may be unable to obtain comparable materials and components from alternative suppliers. Our failure to obtain raw materials and components that meet our quality, quantity, technological and cost requirements in a timely manner could interrupt or impair our ability to manufacture our solar modules or increase our manufacturing cost. Most of our key raw materials are either sole-sourced or sourced by a limited number of third-party suppliers. As a result, the failure of any of our suppliers to perform could disrupt our supply chain and impair our operations. We may be unable to identify new suppliers or qualify their products for use on our production lines in a timely manner and on commercially reasonable terms. Raw materials from new suppliers may also be less suited for our technology and yield solar modules with lower conversion efficiencies than solar modules manufactured with the raw materials from our current suppliers.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

          Our failure to refine our technology and to develop and introduce new products could cause our products to become uncompetitive or obsolete, which could prevent us from maintaining or increasing market share and sales. The solar power industry is rapidly evolving and highly competitive. We intend to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to compete in the future and we may be unable to secure such financing. We believe that a variety of competing solar power technologies may be under development by other companies that could result in lower manufacturing costs or higher product performance than those expected from our products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of solar power products.

          Furthermore, research and development activities are inherently uncertain, and we could encounter practical difficulties in commercializing our research results. Our significant expenditures on research and development may not produce corresponding benefits. Other companies are developing a variety of competing photovoltaic technologies, including new thin film techniques, quantum dots, dye sensitive, copper indium gallium diselenide, cadmium based solutions, organic processes and thin film amorphous silicon, that could produce solar modules that prove more cost-effective or have better performance than our current solar modules. We are not currently able to manufacture products based on such new photovoltaic principles. As a result, our solar modules may be rendered obsolete by the technological advances of others, which could reduce our net sales and market share.

          In an attempt to decrease photovoltaic costs, polysilicon cell makers are searching for thinner cells. Our new processes may not be compatible with fragile thin cells that are about to reach market and may require additional research and development efforts and, possibly, changes in our production lines.

The reduction or elimination of government subsidies and economic incentives for on-grid solar electricity applications could reduce demand for our solar modules, lead to a reduction in our net sales and harm our operating results.

          The reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity may result in the diminished competitiveness of solar energy relative to conventional and non-solar renewable sources of energy, and could materially and adversely affect the growth of the solar energy industry and our net sales. We believe that the near-term growth of the market for on-grid applications, where solar energy is used to supplement the electricity a consumer purchases from the utility network, depends significantly on the availability and size of government and economic incentives. Currently, the cost of solar electricity substantially exceeds the retail price of electricity in every significant market in the world. As a result, federal, state and local governmental bodies in many countries, most notably Germany, Italy, Spain, France, South Korea, Japan and the United States, have provided subsidies in the form of feed-in tariffs, rebates, tax write-offs and other incentives to end-users, distributors, systems integrators and manufacturers of photovoltaic products. For example, Germany, a potential market for our new products, has been a strong supporter of photovoltaic products and systems, and political changes in Germany could result in significant reductions or the elimination of incentives. Many of these government incentives expire, phase out over time, exhaust the allocated funding or require renewal by the applicable authority. Furthermore, German subsidies decline at a rate of 5.0% to 6.5% per year (based on the type and size of the photovoltaic system) and discussions are often underway about modifying the German Renewable Energy Law, or the EEG. If the German government reduces or eliminates the subsidies under the EEG, demand for photovoltaic products could decline in Germany. In addition, the Emerging Renewables Program in California has finite funds that may not last through the current program period. California subsidies declined from $2.80 to $2.50 per Watt in March 2006, and will continue to decline as cumulative installations exceed stated thresholds. Net metering policies in California, which currently only require each utility to provide net metering up to 0.5% of its peak demand, could also limit the amount of solar power installed within California. For example, PG&E, California's largest utility, is projected to reach its 0.5% cap within the next few months and will not be required to provide new end-users with net metering unless California raises the net metering cap. Accordingly, the reduction, elimination or expiration of government subsidies and economic incentives for solar electricity may result in the diminished competitiveness of solar energy and could materially and adversely affect our sales and financial condition.

We may be vulnerable to the lobbying efforts of electric utility companies that are seeking to protect their revenue streams and competition from such electric utility companies.

          Electric utility companies could lobby for a change in the relevant legislation in their markets to protect their revenue streams. Any adverse changes to the regulations and policies of the solar energy industry could deter end-user purchases of photovoltaic products and investment in the research and development of photovoltaic technology. In addition, electricity generated by photovoltaic systems mostly competes with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as flat rate pricing, would require photovoltaic systems to achieve lower prices in order to compete with the price of electricity. Any changes to government regulations or utility policies that favors electric utility companies could adversely affect our competitiveness and cause a significant reduction in demand for our products.

Problems with product quality or product performance may cause us to incur warranty expenses and prevent us from achieving sales and market share, particularly if we introduce new technologies.

          As is consistent with standard practice in our industry, the duration of our product warranties is lengthy relative to expected product life. Our current roofing tile product warranty is for a 20-year period. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenues. Our products have not been installed long enough to allow us to evaluate their performance over a 20-year period.

If photovoltaic technology is not suitable for widespread adoption, or if sufficient demand for such technology does not develop, our net sales may decline and we may be unable to achieve profitability.

          The solar energy market is at a relatively early stage of development, and the extent to which solar modules will be widely adopted is uncertain. If photovoltaic technology is not suitable for widespread adoption, or if sufficient demand for solar modules does not develop or takes longer to develop than we anticipate, our net sales may flatten or decline, and we may be unable to achieve and then sustain profitability.

          In addition, demand for solar modules in our targeted markets, including Germany, France, the United States and Spain, may not develop or may develop to a lesser extent than we anticipate. Many factors may affect the viability or widespread adoption of photovoltaic technology and demand for solar modules, including the following:

-	cost-effectiveness of solar modules compared to conventional and other non-solar renewable energy sources and products;

-	performance and reliability of solar modules and thin film technology compared to conventional and other non-solar renewable energy sources and products;

-	availability and substance of government subsidies and incentives to support the development of the solar energy industry;

-	success of other renewable energy generation technologies, such as hydroelectric, wind, geothermal, solar thermal, concentrated photovoltaic and biomass;

-

fluctuations in economic and market conditions that affect the viability of conventional and nonsolar renewable energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

-	fluctuations in capital expenditures by end-users of solar modules, which tend to decrease when the economy slows and interest rates increase; and

-	deregulation of the electric power industry and the broader energy industry.

Certain of our manufacturing equipment is customized and sole-sourced and, if our manufacturing equipment fails, we could experience production disruptions and be unable to satisfy our contractual requirements.

          Certain of our manufacturing equipment is customized to our production line based on designs or specifications we provide the equipment manufacturer. Following construction, each piece of equipment is qualified to ensure it meets our production standards. As a result, such equipment is not readily available from multiple vendors and would be difficult to repair or replace if it were to become damaged or stop working. If any piece of equipment fails, production along the entire line could be interrupted and we could be unable to satisfy our contractual requirements.

We currently depend on a small number of customers for substantially all of our sales and the loss of, or a significant reduction in orders from, any of these customers could significantly reduce our sales and harm our operating results.

          We are currently selling our engineering services to a few customers headquartered in Switzerland. In our fiscal year ended December 31, 2005, sales to our largest customer accounted for approximately 80% of our total net sales. The loss of any of our customers or their default in payment could significantly reduce our revenues and harm our operating results. Our customer relationships have been developed over a relatively short period of time, and we cannot guarantee that we will have good relations with our customers in the future. Several of our competitors have more established relationships with our customers and may gain a larger share of our customers' business over time.

Currency translation and transaction risk may negatively affect our net sales, cost of sales and gross margins, and could result in exchange losses.

          Although our reporting currency is the United States dollar, we conduct substantially all of our business and incur costs in Swiss Francs. As a result, we are subject to currency translation risk. For example, 100% of our net sales were outside the United States and denominated in Swiss Francs (CHF) in the fiscal year ended December 31, 2005, and the nine months ended September 30, 2006, and we expect a large percentage of our sales to be outside the United States and denominated in foreign currencies in the future. Changes in exchange rates between foreign currencies and the United States dollar could affect our sales and cost of sales figures, and could result in exchange losses. In addition, we incur currency transaction risk whenever we enter into either a purchase or a sales transaction using a different currency from our reporting currency. For example, some of our contracts specify fixed pricing in Euros and do not adjust for changes in the United States dollar to Euro exchange rate. We cannot accurately predict the impact of future exchange rate fluctuations on our results of operations. Currently, we do not engage in any exchange rate hedging activities and, as a result, any volatility in currency exchange rates may have an immediate adverse effect on our financial condition and results of operations.

We face technological competition from manufacturers of crystalline silicon solar modules, thin film solar modules and solar thermal and concentrated photovoltaic systems. Best technologies have not yet emerged since the market is young. Cost of competing technologies like fossil fuels is a strong driver to move rapidly to new low cost technologies.

          The solar energy and renewable energy industries are both highly competitive and are continually evolving as participants strive to distinguish themselves within their markets and compete with the larger electric power industry. We believe that our main sources of competition are crystalline silicon solar module manufacturers, other thin film solar module manufacturers and companies developing solar thermal and concentrated photovoltaic technologies.

          At the end of 2005, the global photovoltaic industry consisted of more than 100 manufacturers of photovoltaic cells and solar modules. Within the photovoltaic industry, we face competition from crystalline silicon photovoltaic cell and solar module manufacturers, including BP Solar, Evergreen Solar, Kyocera, Motech, QCells, Renewable Energy Corporation, Sanyo, Schott Solar, Sharp, Mitsubishi, SolarWorld, GE Energy, Sunpower, Photowatt, Isofoton and Suntech. We also face competition from thin film solar module manufacturers, including Antec, Alwitra, UNI-Solar, Kaneka, Mitsubishi Heavy Industries, Shell Solar, United Solar and several crystalline silicon manufacturers that are developing thin film technologies. We may also face competition from semiconductor manufacturers and semiconductor equipment manufacturers, or their customers, several of which have already announced their intention to start production of photovoltaic cells, solar modules or turnkey production lines. In addition to manufacturers of photovoltaic cells and solar modules, we face competition from companies developing solar thermal and concentrated photovoltaic technologies. If we are unable to effectively compete for customers and suppliers, our financial condition and results of operations will suffer.

Our substantial international operations subject us to a number of risks, including unfavorable political, regulatory, labor and tax conditions in foreign countries.

          Significantly all of our manufacturing, marketing and distribution operations outside the United States and we expect this to continue for the near future. In the fiscal year ended December 31, 2005, and the nine months ended September 30, 2006, all of our sales were generated from customers headquartered in Europe. In the future, we expect to make sales worldwide and, as a result, we will be subject to the legal, political, social and regulatory requirements and economic conditions of many jurisdictions. Risks inherent to international operations, include, but are not limited to, the following:

-	difficulty in enforcing agreements in foreign legal systems;

-

foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade and investment, including currency exchange controls;

-

fluctuations in exchange rates may affect product demand and may adversely affect our profitability in United States dollars to the extent that the price of our solar modules and cost of raw materials and labor is denominated in a foreign currency;

-	inability to obtain, maintain or enforce intellectual property rights;

-	changes in general economic and political conditions in the countries in which we operate;

-	unexpected adverse changes in foreign laws or regulatory requirements, including those with respect to environmental protection, export duties and quotas;

-	difficulty with staffing and managing widespread operations;

-	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our solar modules and make us less competitive in some countries; and

-	difficulty of and costs relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer and sell our solar modules.

          Our business in foreign markets will require us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends, in part, on our ability to succeed in differing legal, regulatory, economic, social and political conditions. We may not be able to develop and implement policies and strategies that will be effective in each location where we do business. In addition, each of the foregoing risks is likely to take on increased significance as we implement our plans to expand our foreign manufacturing operations.

We may lose our competitiveness if we are not able to protect our proprietary technology and intellectual property rights against infringement, and any related litigation may be time-consuming and costly.

          Our success and ability to compete depends to a significant degree on our proprietary technology. If any of our competitors copy or otherwise gain access to our proprietary technology or develop similar technologies independently, we may not be able to compete as effectively. The measures we have implemented to protect our proprietary technology and other intellectual property rights are currently based upon a combination of provisional patent applications and trade secrets. These measures, however, may not be adequate to prevent the unauthorized use of our proprietary technology and our other intellectual property rights. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, may result in substantial costs and a diversion of our company's resources. In addition, notwithstanding our rights to our intellectual property, other persons may bring claims against us alleging that we have infringed their intellectual property rights or claims that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our business or require us to make changes to our technology.

We have not generated any revenues from operations using our new proprietary technology; and if we are unable to develop market share and generate significant revenues from the commercialization or licensing of our technology, our business may fail.

          We operate in a highly competitive industry and our failure to compete effectively and generate income through the commercialization or licensing of our technology may adversely affect our ability to generate revenue. The business of engineering and producing high-performance photovoltaic modules for generating electricity is highly competitive and subject to frequent technological innovation with improved price and/or performance characteristics. There can be no assurance that our new or existing technologies will gain market acceptance. Management is aware of similar technologies against which our technology will compete. Many of our competitors have greater financial, technical, sales and marketing resources, better name recognition and a larger customer base than ours. In addition, many of our large competitors may offer customers a broader or superior range of services and technologies. Some of our competitors may conduct more extensive promotional activities and offer lower commercialization and licensing costs to customers than we do, which could allow them to gain greater market share or prevent us from establishing and increasing our market share. Increased competition in the alternative energy industry may result in significant price competition, reduced profit margins or loss of market share, any of which may have a material adverse effect on our ability to generate revenues and successfully operate our business. Our competitors may develop technologies superior to those that our company is currently developing. In the future, we may need to decrease our prices if our competitors lower their prices. Our competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Such competition will potentially affect our chances of achieving profitability, and ultimately affect our ability to continue as a going concern.

If we fail to effectively manage the growth of our company and the commercialization or licensing of our technology, our future business results could be harmed and our managerial and operational resources may be strained.

          As we proceed with the development of our technology and the expansion of our marketing and commercialization efforts, we expect to experience significant growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We anticipate that we will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a material adverse effect on our business and financial condition.

Our ability to hire and retain key personnel will be an important factor in the success of our business and a failure to hire and retain key personnel may result in our inability to manage and implement our business plan.

          We are highly dependent upon our management personnel such as Jean-Christophe Hadorn, our Chief Executive Officer, and Sandrine Crisafulli, our Chief Financial Officer and Chief Operating Officer, because of their experience developing photovoltaic modules for generating electricity. The loss of the services of either or both of these individuals may impair management's ability to operate our company. We have not purchased key man insurance on either of these individuals, which insurance would provide us with insurance proceeds in the event of death. Without key man insurance, we may not have the financial resources to develop or maintain our business until we could replace such individual or to replace any business lost by his or her death. The competition for qualified personnel in the markets in which we operate is intense. In addition, in order to manage growth effectively, we must implement management systems and recruit and train new employees. We may not be able to attract and retain the necessary qualified personnel. If we are unable to retain or to hire qualified personnel as required, we may not be able to adequately manage and implement our business plan.

All of our assets and a majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

          Although we are organized under the laws of the State of Delaware, United States, our principal business office is located in Plan-les-Ouates, Switzerland. Outside the United States, it may be difficult for investors to enforce judgments against us that are obtained in the United States in any action, including actions predicated upon civil liability provisions of federal securities laws. In addition, the majority of our directors and officers reside outside the United States, and nearly all of the assets of these persons and our assets are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against us or such persons judgments predicated upon the liability provisions of United States securities laws. There is substantial doubt as to the enforceability against us or any of our directors and officers located outside the United States in original actions or in actions of enforcement of judgments of United States courts or liabilities predicated on the civil liability provisions of United States federal securities laws. In addition, as the majority of our assets are located outside of the United States, it may be difficult to enforce United States bankruptcy proceedings against us. Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor's property, wherever it is located, including property situated in other countries. Courts outside of the United States may not recognize the United States bankruptcy court's jurisdiction. Accordingly, you may have trouble administering a United States bankruptcy case involving a Delaware company as debtor with most of its property located outside the United States. Any orders or judgments of a bankruptcy court obtained by you in the United States may not be enforceable.

RISKS RELATED TO OUR COMMON STOCK

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our ability to continue operations.

          A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because a significant portion of our operations have been and will be financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. If our stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

If we issue additional shares in the future, it will result in the dilution of our existing shareholders.

          Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock with a par value of $0.001. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares will result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our company.

Trading of our stock may be restricted by the Securities Exchange Commission's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

          The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or

$300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the brokerdealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

          In addition to the "penny stock" rules described above, the National Association of Securities Dealers (NASD) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

          Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 6 to 16, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

          While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

          Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commissions' Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

THE OFFERING

          This prospectus covers the resale by the selling stockholders named in this prospectus of up to 15,728,851 shares of common stock which were issued pursuant to several private placement offerings made by us pursuant to Rule 903 of Regulation S, Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933. For details of these private placements, see the section entitled "Selling Stockholders" on page 17 of this prospectus.

          The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

          We have been advised that the selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol "SESI". On February 21, 2007 the closing bid price for one share of our common stock on the OTC Bulletin Board was $0.88.

USE OF PROCEEDS

          The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

DILUTION

          The common stock to be sold by the selling stockholders consists of 15,728,851 common shares, 14,228,851 common shares of which are currently issued and outstanding and 1,500,000 common shares of which may be issued upon the exercise of 1,500,000 common share purchase warrants. Accordingly, there will be no material dilution to our existing shareholders.

DIVIDEND POLICY

          We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

SELLING STOCKHOLDERS

          The selling stockholders may offer and sell, from time to time, any or all of the common stock registered pursuant to this prospectus. Because the selling stockholders may offer all or only some portion of the 15,728,851 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

          The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of February 21, 2007 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.

None of the selling stockholders had or have any material relationship with us within the past three years. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with SES Solar Inc.	Common Shares owned by the Selling Stockholder(1)	Number of Shares Registered	Number of Registrable Shares Issuable upon exercise of the Common Share Purchase Warrants(1)	% of Total Number of Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(2)
					# of Shares	% of Class
Highland Ventures Ltd. (3)	1,800,000	1,800,000	Nil	11.44%	Nil	0%
Rollock Capital Ltd. (3)	1,700,000	1,700,000	Nil	10.81%	Nil	0%
Maxmiz Consulting Ltd. (3)	1,550,000	1,550,000	Nil	9.85%	Nil	0%
Kenneth Sam(4)	6,250	6,250	Nil	*	Nil	0%
Kenneth Silverman(4)	31,250	31,250	Nil	*	Nil	0%
Nite Capital LP(4)	187,500	187,500	Nil	1.19%	Nil	0%
Evolution Master Fund Ltd.(4)	125,000	125,000	Nil	*	Nil	0%
Bank Julius Baer and Co. Ltd.(5)	187,600	187,600	Nil	1.19%	Nil	0%
SG Private Banking (Suisse) S.A.(5)	3,512,500	3,512,500	Nil	22.33%	Nil	0%
Frederick H. Drury(5)	31,250	31,250	Nil	*	Nil	0%
Craig Ivany(5)	12,500	12,500	Nil	*	Nil	0%
Judson Rich(5)	5,000	5,000	Nil	*	Nil	0%
Merle Lelievre-Parsons(5)	60,000	60,000	Nil	*	Nil	0%
Charles A. DePape(5)	5,000	5,000	Nil	*	Nil	0%
Randall Shaw(5)	10,000	10,000	Nil	*	Nil	0%
Lee Yule Investments(5)	18,750	18,750	Nil	*	Nil	0%
Neil Cunningham(5)	15,000	15,000	Nil	*	Nil	0%
Tough Equities Inc.(5)	6,250	6,250	Nil	*	Nil	0%
Grazia Bernard(5)	80,000	80,000	Nil	*	Nil	0%
Dorothy Cameron(5)	120,000	120,000	Nil	*	Nil	0%
ADFI Holding Limited(5)	375,000	375,000	Nil	2.38%	Nil	0%
Accelera Private Equity II Limited(5)	187,500	187,500	Nil	1.19%	Nil	0%
SG Private Banking (Suisse) S.A.(6)	3,266,667	3,266,667	Nil	20.77%	Nil	0%
Rodric Marketing Inc.(6)	277,778	277,778	Nil	1.78%	Nil	0%
SIF Investment Company Ltd.(6)	555,556	555,556	Nil	3.53%	Nil	0%

Name of Selling Stockholder and Position, Office or Material Relationship with SES Solar Inc.	Common Shares owned by the Selling Stockholder(1)	Number of Shares Registered	Number of Registrable Shares Issuable upon exercise of the Common Share Purchase Warrants(1)	% of Total Number of Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding (2)
					# of Shares	% of Class
Lansing Securities Corp.(7)	1,500,000(21)	Nil	1,500,000	9.54%	Nil	0%
John Veltheer	102,500	102,500	Nil	*	Nil	0%
Totals	15,728,851	14,228,551	1,500,000

*	Less than 1%

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	Assumes all of the shares of common stock offered are sold. Based on 73,081,168 common shares issued and outstanding on February 21, 2007.

(3)

The selling security holders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into on May 30, 2006. We issued an aggregate of 5,050,000 common shares to the selling security holders at an offering price of $0.20 per share for gross offering proceeds of $1,010,000 in offshore transactions relying on Rule 903 of Regulation S of the Securities Act. We are subject to Category 3 of Rule 903 of Regulation S and accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

(4)

The selling security holders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into on September 8, 2006. We issued an aggregate of 350,000 common shares to the selling security holders at an offering price of $0.80 per share for gross offering proceeds of $280,000. We issued the shares to the selling security holders as accredited investors (as that term is defined in Regulation D under the Securities Act of 1933) relying on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933.

(5)

The selling security holders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into on September 8, 2006. We issued an aggregate of 4,626,350 common shares to the selling security holders at an offering price of $0.80 per share for gross offering proceeds of $3,701,080 in offshore transactions relying on Rule 903 of Regulation S of the Securities Act. We are subject to Category 3 of Rule 903 of Regulation S and accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

(6)

The selling security holders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into on November 22, 2006. We issued an aggregate of 4,100,001 common shares to the selling security holders at an offering price of $0.90 for gross proceeds of $3,690,000 in offshore transactions relying upon Rule 903 of Regulation S of the Securities Act. We are subject to category 3 of Rule 903 of Regulation S and, accordingly, we implemented the offering restrictions required by category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act and may not be offered or sold in the United Sates or to U.S. persons unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

(7)

The number of shares of common stock listed as beneficially owned by such selling stockholder includes 1,500,000 shares of common stock potentially issuable upon exercise of 1,500,000 common share purchase warrants. Each common share purchase warrant is exercisable until November 22, 2008 at an exercise price of $0.90 per share.

          We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

          The selling stockholders may, from time to time, sell all or a portion of the shares of common stock registered pursuant to this prospectus on any market upon which the common stock may be quoted (currently the OTC Bulletin Board) in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the exchange;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions; and

(f)	a combination of any aforementioned methods of sale.

          The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

          In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

          In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

          The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

          To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

          We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

          The anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

          All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

          Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

          The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., Suite 100 – 1981 East Murray Holladay Road, Salt Lake City, Utah 84117 (Telephone: 801.272.9294; Facsimile: 801.277.3147) .

LEGAL PROCEEDINGS

          We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

          All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. As of February 21, 2007, our directors and executive officers, their ages, positions held, and duration as such, were as follows:

Name	Position Held with our Company	Age	Date First Elected or Appointed
Jean-Christophe Hadorn	Chief Executive Officer and Director of SES Solar Inc. Director of Société d'Energie Solaire S.A.	51	September 26, 2006 August 20, 2004
Sandrine Crisafulli	Chief Financial Officer and Chief Operating Officer of SES Solar Inc. Chief Financial Officer of Société d'Energie Solaire S.A.	48	September 26, 2006 October 1, 2001
Daniel Erné	Director of SES Solar Inc.	51	September 26, 2006
Christiane Erné	Director of SES Solar Inc.	53	September 26, 2006
Michael D. Noonan	Director of SES Solar Inc.	48	September 26, 2006
Dr. John Veltheer	Director of SES Solar Inc.	40	November 7, 2005

BUSINESS EXPERIENCE

          The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee of our company and our wholly-owned subsidiary, indicating the person's principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Jean-Christophe Hadorn, Chief Executive Officer and Director

          Mr. Hadorn received his Civil Engineering Masters degree from the Swiss Federal Institute of Technology in Lausanne in 1979 and his Masters in Business Administration from HEC University of Lausanne in 1997. From 1979 to 1981, Mr. Hadorn worked as a researcher on large scale storage of solar heat in deep aquifiers. From 1981 to 1985, Mr. Hadorn moved to work with a solar energy and engineering company, SORANE SA, Lausanne, Switzerland, where he advised architects and designed energy concepts for buildings. Mr. Hadorn worked for 10 years from 1986 to 1995 as a project leader with BSI Engineering, Lausanne, on a geographical information system software product for the design and management of energy networks, code named HyperBird. In 1999, Mr. Hadorn worked as an independent energy consultant, while he completed his MBA studies at HEC Lausanne, Mr. Hadorn worked with BASE Consultants SA, Geneva, a strategy and management consulting company which advised public and private businesses. Since 1985, Mr. Hadorn has been appointed as a leader for national solar energy and heat storage research programs by the Swiss government and from 2003 to 2005 was asked by the French government to set up the National Institute of Solar Energy in France. Mr. Hadorn has participated in several International Energy Agency (IEA) Tasks within the Solar Heating and Cooling Program (Task 7, Task 26, and Task 32 which he will lead as an Operating Agent until 2007). Mr. Hadorn is also one of directors of our wholly-owned subsidiary, Société d'Energie Solaire.

Sandrine Crisafulli, Chief Financial Officer and Chief Operating Officer

          Ms. Crisafulli received a certificate of commerce in commercial studies in Lausanne. Mrs. Crisafulli has experience in financial and administrative management. Mrs. Crisafulli has been in charge of production control and human resources and has been the Chief Financial Officer of Société d'Energie Solaire since October 2001. Before joining Société d’Energie Solaire, Ms. Crisafulli worked as administrative director and was responsible for finance of N.E. Achille in 1995. Ms. Crisafulli also occupied administrative positions at Noth in 1983 and Inasco in 1980.

Daniel Erné, Director

          Mr. Erné has more than 25 years of experience in international trade as a consultant. Mr. Erné manages several different private companies in France and acts as a consultant to companies active in international trading including: Daniel.L (1980-1992), Delta Automobiles (1992-1999) and Securiguard since 2000.

Christiane Erné, Director

          In 1979, Ms. Erné worked in public relations and then as hotel director for Societe d'Exploitation et Gestion Hoteliere from 1981 to 1984. Since 2001, Ms. Erné has been active in the development of renewable energies and associated technologies through Société d'Energie Solaire. Ms. Erné received a diploma in economics from the University of Geneva in 1974.

Michael D. Noonan, Director

          Mr. Noonan has more than 15 years of investor relations, corporate finance and corporate governance experience. Mr. Noonan is currently the Vice President, Corporate and a director of Sky Petroleum, Inc. a company quoted on the OTC Bulletin Board in the United States. Prior to joining Sky Petroleum, Mr. Noonan worked for Forgent Networks for four years where he most recently served as the Senior Director of Investor Relations. Prior to working at Forgent Networks, Mr. Noonan was employed for two years by Pierpont Communications, an investor and public relations firm, where he was a Senior Vice President. Mr. Noonan has also served as director of investor relations and corporate communications at Integrated Electrical Services, a electrical services company, and manager of investor relations and public affairs for Sterling Chemicals, a manufacturer of commodity chemicals. Mr. Noonan received a Master of Business Administration degree from Athabasca University in Alberta, Canada in 1999; a Bachelor of Arts degree in Business Administration and Economics from Simon Fraser University in British Columbia, Canada in 1986; and an Executive Juris Doctorate from Concord School of Law in Los Angeles, California in 2006.

John Veltheer, Director

          Dr. Veltheer has had experience at the executive and director levels for the past eight years. From 1999 to 2000, Dr. Veltheer was President and director of SUMmedia.com Inc., a company quoted on the OTC Bulletin Board in the United States, where, in addition to fundraising activities, Dr. Veltheer oversaw the running of one of the internet's first eCoupon portals. From 2002 to 2003, Dr. Veltheer was the President and a director of Rapidtron, Inc., a company quoted on the OTC Bulletin Board in the United States, a leading provider of Radio Frequency Smart access control and ticketing/membership systems, where Dr. Veltheer was responsible for corporate finance and corporate governance. From 2003 to 2005, Dr. Veltheer was Vice-President, Business Development and later

Chief Operating Officer and director of House of Brussels Chocolates, Inc., a company quoted on the OTC Bulletin Board in the United States, whose primary business was gourmet chocolate wholesaling. Dr. Veltheer is currently the Chief Executive Officer, Secretary, Treasurer and a director of Vecten Corporation, a startup private equity fund. Dr. Veltheer continues to serve as the President; a director of Iridium Capital Inc., a private Canadian company that provides its clients with start-up consulting services; and the President and a director of Texada Ventures Inc., a company quoted on the OTC Bulletin Board in the United States, whose primary business is mining. Dr. Veltheer received his B.Sc. (Honours) from Queen's University in 1988 and his Ph.D. from the University of British Columbia in 1993.

Committees of the Board

          All proceedings of our board of directors are conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the corporate laws of the State of Delaware and the bylaws of our company, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

          Our company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes that the functions of such committees can be adequately performed by the board of directors.

          Our company does not have any defined policy or procedure requirements for stockholders to submit recommendations or nominations for directors. The board of directors believes that, given the early stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our company does not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees. The board of directors assesses all candidates, whether submitted by management or stockholders, and makes recommendations for election or appointment.

          A stockholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer, at the address appearing on the first page of this prospectus.

Audit Committee Financial Expert

          Our board of directors has determined that we do not have a board member that qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, nor do we have a board member that qualifies as "independent" as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Exchange Act and as defined by Rule 4200(a)(14) of the NASD Rules.

          We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have an audit committee because our company believes that the functions of an audit committees can be adequately performed by our board of directors. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

Family Relationships

          Except for Daniel Erné and Christiane Erné, who are husband and wife, there are no family relationships between any of our directors, executive officers and proposed directors or executive officers.

Involvement in Certain Legal Proceedings

          None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          We have set forth in the following table certain information regarding our common stock beneficially owned on February 21, 2007 for (i) each shareholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. As of February 21, 2007, we had approximately 73,081,168 shares of common stock issues and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)
Christiane Erné c/o 129 Route de Saint-Julien, Plan-les-Ouates Geneva, Switzerland	43,458,135	59.47%
Jean-Christophe Hadorn c/o 129 Route de Saint-Julien, Plan-les-Ouates Geneva, Switzerland	2,414,341	3.30%
Dr. John Veltheer c/o 129 Route de Saint-Julien, Plan-les-Ouates Geneva, Switzerland	102,500(2)	*
Daniel Erné c/o 129 Route de Saint-Julien, Plan-les-Ouates Geneva, Switzerland	Nil	Nil

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)
Michael D. Noonan c/o 129 Route de Saint-Julien, Plan-les-Ouates Geneva, Switzerland	Nil	Nil
Sandrine Crisafulli c/o 129 Route de Saint-Julien, Plan-les-Ouates Geneva, Switzerland	Nil	Nil
SG Private Banking (Suisse) S.A. Avenue de Rumine 20 Case Postale 220 Ch-1001 Lausanne Switzerland	6,779,167	9.28%
Directors and Executive Officers as a Group 6 persons)	45,974,976	62.91%

*	less than 1%

(1)

Based on 73,081,168 shares of common stock issued and outstanding as of February 21, 2007. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Dr. Veltheer holds 100,000 common shares directly and Mr. Veltheer's wife holds 2,500 common shares.

Changes in Control

          We are unaware of any contract or other arrangement or provision of our Articles or Bylaws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

          We are authorized to issue 100,000,000 shares of common stock with a par value of $0.001. As at February 21, 2007 we had 73,081,168 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

          Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We do not anticipate that dividends will be paid in the foreseeable future.

          There are no provisions in our Articles of incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

          Clark Wilson LLP, of 800 – 885 West Georgia Street, Vancouver, British Columbia, Canada, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

          On November 2, 2006, we dismissed Manning Elliott LLP as our independent accountants and appointed BDO Visura as our independent accountants as of that date, which was reported in our current report on Form 8-K filed on November 8, 2006. The disclosure contained in our current report on Form 8-K filed on November 8, 2006 is hereby incorporated by reference herein.

          We decided to retain BDO Visura, the independent accountants of Société d'Energie Solaire, as our independent accountants after the closing of the share exchange agreement with Société d'Energie Solaire and the former shareholders of Société d'Energie Solaire, which was reported in our current report on Form 8-K filed on October 4, 2006 (amended on November 16, 2006).

INTEREST OF NAMED EXPERTS AND COUNSEL

          No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in our company or subsidiary. Nor was any such person connected with our company or subsidiary as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

          The financial statements of our company included in this prospectus have been audited by BDO Visura, Swiss Certified Accountant, of CH-8031 Zurich, Fabrikstrasse 50, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF THE SECURITIES AND EXCHANGE COMMISSION'S POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Our Bylaws provide that we shall indemnify any and all of our directors or officers, or former directors or officers, or any person who may have served at our request as a director or officer of another corporation in which our company owns shares of capital stock or of which we are a creditor and the personal representatives of all such persons, against expenses actually and necessarily incurred in connection with the defense of any action, suit, or proceeding in which they, or any of them, were made parties, or a party, by reason of being or having been directors or officers or a director or officer of our company, or of such other corporation, except in relation to matters as to which any such director or officer or person shall have been adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of any duty owed to our company. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, independently of our Bylaws, by law, agreement, vote of stockholders, or otherwise.

          Our Articles further provide that no director of our company shall have liability to our company or to our stockholders or to other security holders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provisions shall not eliminate or limit the liability of a director to our company or to our shareholders or other security holders for monetary damages for: (i) any breach of the director's duty of loyalty to our company or to our shareholders or other security holders; (ii) acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of the law by such director; (iii) acts by such director as specified by the Delaware Corporation Law; or any transaction from which such director derived an improper personal benefit.

          No officer or director shall be personally liable for any injury to person or property arising out of a tort committed by an employee of our company unless such officer or director was personally involved in the situation giving rise to the injury or unless such officer or director committed a criminal offense. The protection afforded in the preceding sentence shall not restrict other common law protections and rights that an officer or director may have.

          The word "director" shall include at least the following, unless limited by Delaware law: an individual who is or was a director of our company and an individual who, while a director of our company is or was serving at our company's request as a director, officer, partner, trustee, employee or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise or employee benefit plan. A director shall be considered to be serving an employee benefit plan at our company's request if his duties to our company also impose duties on or otherwise involve services by him to the plan or to participants in or beneficiaries of the plan. To the extent allowed by Delaware law, the word "director" shall also include the heirs and personal representatives of all directors.

          Our company shall be empowered to indemnify our officers and directors to the fullest extent provided by law, including but not limited to the provisions set forth in the Delaware Corporation Law, or any successor provision.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Delaware law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

CORPORATE OVERVIEW

          We were incorporated in Nevada on February 3, 1999. Effective March 31, 2004, we changed our state of domicile from the State of Nevada to the State of Delaware. Our change of domicile was effected through the merger of our company, a Nevada corporation, with and into The Electric Network.com, Inc., a Delaware corporation, that was formed specifically for this purpose and which, prior to the merger, was a wholly-owned subsidiary of our company. Effective June 19, 2006, we changed our name from "The Electric Network.com, Inc." to "Solar Energy Sources Inc." and on August 10, 2006, we changed our name to "SES Solar Inc." We effected the name change in contemplation of entering into a share exchange agreement with Société d'Energie Solaire and the shareholders thereof.

          Following our incorporation, we commenced the business of operating an internet based auction website over which users advertised and bought and sold goods and services for a fee. Following several difficulties that our company faced in the execution of our business plan, including the inability to source adequate financing, we decided to change the composition of our management and board of directors and appoint more qualified persons to execute our business plan and create shareholder value. As our new management and board of directors investigated opportunities and challenges in the business of being an internet based auction website company, management realized that the business did not present the best opportunity for our company to realize value for our shareholders. Accordingly, we abandoned our previous business plan and focused on the identification of suitable businesses with which to enter into a business opportunity or business combination.

          We entered into a share exchange agreement dated August 31, 2006 with Société d'Energie Solaire and the shareholders thereof. The share exchange agreement contemplated our company acquiring all of the issued and outstanding common shares of Société d'Energie Solaire in exchange for the issuance, by our company, of 48,286,817 common shares. The closing of the transactions contemplated in the share exchange agreement and the acquisition of all of the issued and outstanding shares of Société d'Energie Solaire occurred on September 27, 2006. As at the closing date, the former shareholders of Société d'Energie Solaire held approximately 70% of the issued and outstanding common shares of our company. Accordingly, the acquisition of Société d'Energie Solaire was deemed to be a reverse acquisition for accounting purposes. Société d'Energie Solaire, the acquired entity, was regarded as the predecessor entity as of September 27, 2006. Starting with the periodic report for the quarter in which the acquisition was consummated, our company commenced filing annual and quarterly reports based on the December 31 fiscal year end of Société d'Energie Solaire. Such financial statements depict the operating results of Société d'Energie Solaire, including the acquisition of our company, from September 27, 2006.

BUSINESS SUBSEQUENT TO THE ACQUISITION OF SOCIÉTÉ D'ENERGIE SOLAIRE

          As of September 27, 2006, the closing date of the share exchange agreement, our company commenced the business of engineering, manufacturing and distributing high-performance photovoltaic solar tiles and modules for generating electricity and producing turnkey sales of building-integrated systems and photovoltaic solar power plants.

          We are a renewable energy company that offers products and services that are focused on the development and commercialization of a portfolio of solar products and technologies capable of delivering alternative energy solutions. We offer building-integrated photovoltaic roofing materials for commercial, industrial and residential markets. We manufacture solar modules and solar tiles, using cells, components and other raw materials which are supplied to our company from third parties. In addition to our product line, we offer comprehensive engineering services for photovoltaic projects. As an engineering service provider, we incorporate our tiles and modules into specific architectural and building applications.

          Our engineering services provide:

-	design of turnkey solar photovoltaic installation in the range of 1kW up to 1 MW;

-	quotation and answer to call for tenders;

-	detailed planning of installations;

-	general contractor of the installation;

-	commissioning;

-	follow up and monitoring and reporting of electricity production; and

-	maintenance.

          Our projects are based on third-party products (modules, cables, inverters, etc.) as long as our production is not in operation. We propose to our customers the best brands on the market for reliable installations and energy efficient results.

          Our customers are private persons, public authorities like municipalities and electric utilities, and private companies. Our future solar installations will include our own produced solar tiles sold under our brand. Modules will be produced for customers wanting to sell under their own brand.

          Our business strategy includes the development and potential future acquisition of renewable energy technologies linked to photovoltaic tiles and modules, and the manufacture and marketing of innovative photovoltaic products in order to provide superior solutions to our customers. In so doing, we believe that we can generate value for our stockholders while contributing to energy security, protection of the ecosystems upon which life depends, and social equity. Solar energy is a shareable resource available to everyone. In that sense an equality of treatment to use this form of energy is part of a “social equity”, that is an asset shared by all in a society and not by one group of persons.

          Our sales strategy is predicated primarily on being a producer of photovoltaic modules and tiles based on silicon technology and, to a lesser extent, an engineering integrator of photovoltaic systems, providing turnkey solutions for our local clients. We sell our modules to businesses through distributors and our solar tiles directly to end users in all markets of the world where photovoltaic is supported by public policies or where stand alone photovoltaic installations are the only way to produce electricity (i.e. remote areas).

          Our company's presence in trade publications, such as Photon International, Photon Das Solarstrom Magazin, Sun & Wind Energy, Systèmes Solaires, and Energia Solare FV, helps to increase awareness of our products and services to industrial, commercial and private operators in the photovoltaic market. Our website, www.societe-energie-solaire.com, which includes French, German and English versions, and our membership in national and international associations for professionals in the solar energy sector, also provide us with excellent communications and marketing tools. The information contained on our website is not included in this prospectus.

          In addition, our representatives maintain our company's profile by participating in international conferences on photovoltaic technology, either as exhibitors or as lecturers – particularly conferences where architects and contractors are present. Mr. Jean-Christophe Hadorn, our Chief Executive Officer, has been lecturing on thermal solar energy, energy storage and renewable energy and photovoltaic technology since 1980.

General Information Regarding Photovoltaic Cells

          Photovoltaics is a solar power technology that uses solar photovoltaic arrays or solar cells to provide electricity. Photovoltaics is also the field of study relating to this technology. Our products utilize solar power technology to provide electricity for human activities. Solar cells in modules produce direct current electricity from the sun's rays.

          When more power is required than a single cell can deliver, cells are generally grouped together to form photovoltaic modules that may in turn be arranged in solar arrays which are often referred to as solar panels. According to Wikipedia, as stated on their website located at www.wikipedia.org/wiki/Photovoltaics, the continual decline of manufacturing costs (dropping at 3 to 5% a year in recent years) is expanding the range of cost-effective uses. The information contained on the Wikipedia website is not part of this prospectus.

          The market for grid connected photovoltaic power has undergone significant growth in the last several years, expanding 57% in 2004 alone, according to the United States Department of Energy. Industry publication "SolarBuzz" reports that on-grid applications, where solar power is used to supplement a customer's electricity purchased from a utility network, represent the largest and fastest growing segment of the global market, accounting for 77% of such market. The photovoltaic world market sales were up 35% in 2005 and 2006 will be the best ever photovoltaic year (source: Solarbuzz: http://www.solarbuzz.com/Marketbuzz2006-intro.htm).

          Growth in installed solar power systems has been stimulated by long-term government subsidies, tax incentives and feed-in tariffs (requiring the utilities to buy back excess power generated by privately owned photovoltaic systems). According to the International Energy Agency, Japan led the world in photovoltaic cell production with 833 Megawatts of production capacity in 2005, followed by Germany with 250 Megawatts of production capacity. With 30% federal tax credits provided by the recently enacted United States Energy Bill, coupled with state rebates and tax incentives, the United States posted a 35% growth in photovoltaic system installations, and now ranks third in the world. California alone had 75 Megawatts of installed solar photovoltaic systems as of 2004. Comprehensive surveys and studies can be found on: http://www.iea-pvps.org/.

          Photovoltaic advantages include security, system reliability, low maintenance, modularity and flexibility of design, as well as significant environmental benefits (e.g., carbon neutral, fossil fuel independent). Photovoltaic also supports the trend toward distributed (point-of-use) power generation. We believe that capacity constraints, increased demand for power reliability, and the challenges of building new centralized power plants will increase the demand for distributed generation.

          A detailed discussion on photovoltaic advantages supported by the U.S. Department of Energy can be found on: http://www1.eere.energy.gov/solar/photovoltaics.html, under the item “How PV is important”.

          One of the most significant drawbacks of photovoltaic is the high initial cost of individual systems. Solar power can cost twice as much as grid power. This is due almost entirely to the high cost of photovoltaic cells, which depend upon the cost and availability of semi-conductor grade silicon. While technical developments are underway in thin film, membrane and other non-crystalline based materials, over 90% of the industry currently relies upon crystalline silicon cells. The European photovoltaic industry association has numerous documents on this topic, see, for example, http://www.epia.org/. See especially the world photovoltaic production by cell technology market data for 2003 at http://www.epia.org/03DataFigures/DataWorld.htm.

PRODUCTS

          We currently offer the following two products:

Solar Tiles under the brands: Sunslate SunTechTile® and Swisstile®

          Our first product is a solar tile, initially called Sunslate (since 1991). The tile is currently being redesigned and will be branded under our trademark SunTechTile. The solar tiles are manufactured by our company from cells provided by different suppliers. Contracts with prospective suppliers will be negotiated when preliminary testing of our new tile design has been completed. We believe our solar tiles can be easily integrated into sloping roofs. Industry tests have shown that the tiles can withstand extreme wind conditions (rated 120 mph wind speed). The tiles are manufactured by Eternit, which has been in business for more than 50 years (http://www.eternit.ch/index.php?id=31&L=2). The Sunslate tiles are sold in the U.S. by Atlantis Energy (http://www.atlantisenergy.org).

          The Sunslate tile is our new development and is based on an Eternit tile or slate which has been on the market for over 50 years. The photovoltaic component, which we manufacture, is applied by our company on top of a standard unchanged Eternit tile. The slate is 72 cm x 40 cm in size and weighs approximately 10 kg.

          The tile's color depends on the color of the cells and the top glass we use. Currently, we produce tiles that are dark blue or deep black.

High Power Rated Modules

          Our second product line includes high power rated modules which incorporate silicon cells with contacts on the back side, that is cells with no connection on the visible side. The cells are manufactured and can be supplied to our company by several suppliers, and can then be incorporated into our modules for resale or directly distributed by our company to the end user. We manufacture the complete module assembling the cells, a plastic backsheet and a front glass in different layers that are laminated in a usual lamination process.

          We have developed a proprietary technology for the fast and automatic production of modules and tiles. We expect that our proprietary technology will give our company a competitive advantage, with respect to cost and reliability, however, there is no assurance that this will be the case.

          The modules produced by our company under original equipment manufacture agreements will be the brand of our customers. We do not anticipate marketing our own brand of modules.

MARKET

          Although the solar energy market is at a relatively early stage of development, many energy experts and associations forecast a high expansion in the solar photovoltaic market. According to Solarbuzz.com, a website which provides information on the solar energy industry, world solar photovoltaic market installations reached a record high of 1,460 Megawatts (MW) in 2005, representing annual growth of 34%, up from 1,086 MW installed during the previous year. In 1985, annual solar installation demand was only 21 MW. Cumulative solar energy production accounts for less than 0.01% of total global primary energy demand. Solar energy demand has grown at about 25% per year over the past 15 years (hydrocarbon energy demand typically grows between 0-2% per annum). Solarbuzz market demand forecast scenarios show world-wide industry revenues of the solar photovoltaic industry may reach $18.6 to $23.1 billion with annual photovoltaic installations between 3.2 and 3.9 GW in 2010. As the rate of increase in German demand is set to moderate, the Solarbuzz report highlights the growth in Southern Europe, which has become the new target for rapid market development. The foregoing information is available at http://www.solarbuzz.com/Marketbuzz2006-intro.htm. The European market is also assessed through the European Photovoltaic Industry Association (EPIA), which is devoted to the solar electricity market (www.epia.org). Our target markets will include: Germany, France, Switzerland, Italy and the USA. However, it should be noted that the solar energy market is at a relatively early stage of development. Its future progression can be totally different from expectations and the extent to which our products will be adopted is totally uncertain.

          We intend to promote our building-integrated photovoltaic tiles through a series of focused marketing channels that include trade publications, attendance at key industry trade shows, direct mail campaigns, online advertising and relationship marketing to our expanding network of dealers and solar integrators. Our marketing activities will be of greater importance once our new production line, based on our new assembly technology, comes into operation in 2007.

          The information contained on the Solarbuzz, the Open Energy Corporation and EPIA websites does not form part of this prospectus.

CUSTOMERS

          Our main customers will include:

-

suppliers of modules (i.e., either integrator photovoltaic systems or cell manufacturers willing to outsource the module production to our company, using our proprietary technology to assemble components in a module) to end-user consumers;

-	engineering firms, installers, distributors or end users (public or private) of photovoltaic for our solar tiles;

-	architects, public authorities or end users for our engineering services in photovoltaic turnkey installations; and

-	potential module manufacturers licensing our technology.

RESEARCH AND DEVELOPMENT

          Research and development expense consists primarily of salaries and personnel-related costs and the cost of products, materials and outside services used in our process and product development activities. During our fiscal years ended December 31, 2005 and 2004, we spent CHF122,587 (US$98,904) and CHF96,500 (US$77,857) respectively, on research and development and during the nine months ended September 30, 2006, we spent CHF104,972 (US$84,692) on research and development.

          We maintain a number of programs and activities to improve our technology in order to enhance the performance of our solar modules and manufacturing processes. We expect our research and development expense to increase in absolute terms in the future as we increase personnel and research and development activity. We intend to devote a substantial amount of our future cash flows into research and development due to the new and ever-evolving nature of the photovoltaic industry and science. Over time, we expect research and development expense to decline as a percentage of net sales and on a cost per Watt basis as a result of economies of scale.

ENVIRONMENTAL REGULATION

          We may use, generate and discharge some toxic, volatile or otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. We are subject to a variety of foreign, federal, state and local governmental laws and regulations related to the purchase, storage, use and disposal of hazardous materials. If we fail to comply with present or future environmental laws and regulations, we could be subject to fines, suspension of production or a cessation of operations. In addition, under some foreign, federal, state and local statutes and regulations, a governmental agency may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for the release or otherwise was not at fault.

          We believe that we have all environmental permits necessary to conduct our business and expect to obtain all necessary environmental permits for our future facility in Plan-les-Ouates. We believe that we have properly handled our hazardous materials and wastes and have appropriately remediated any contamination at any of our premises. We are not aware of any pending or threatened environmental investigation, proceeding or action by foreign, federal, state or local agencies, or third parties involving our current facilities. Any failure by us to control the use of or to restrict adequately the discharge of, hazardous substances could subject us to substantial financial liabilities, operational interruptions and adverse publicity, any of which could materially and adversely affect our business, results of operations and financial condition.

INTELLECTUAL PROPERTY

          We rely on a combination of copyright, trade secret, trademark and contractual protection to establish and protect our proprietary rights. We require our customers to enter into confidentiality and nondisclosure agreements before we disclose any sensitive aspects of our solar technologies or strategic plans, and we typically enter into proprietary information agreements with employees and consultants. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. It is difficult to monitor unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as laws in the United States. In addition, our competitors may independently develop technology similar to ours. Our precautions may not prevent misappropriation or infringement of our intellectual property.

Trademarks

          On May 16, 2006, Société d'Energie Solaire filed a trademark application for "Swisstile" for products in international class 19 under number 50481/2006. Due to the term "Swiss" included in the trademark application, the list of goods was limited to products from Switzerland. The trademark has been registered in Switzerland, as confirmed by letter from the Swiss Federal Institute for Intellectual Property dated July 10, 2006, under registration 547827. The registration expires May 16, 2016. Worldwide registration is underway.

          On July 10, 2006, Société d'Energie Solaire filed a trademark application for "SunTechTile" for products of the international classes 9 and 19 under number 56088/2006. The SunTechTile trademark was registered in Switzerland, as confirmed by letter from the Swiss Federal Institute of Intellectual Property dated September 18, 2006, under registration 550296. Worldwide registration for this trademark is also underway.

Patent Applications

          Société d'Energie Solaire has filed the following patent applications:

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PCT application number PCT/IB2006/00036. This patent involves our new technology for assembling cells and producing our modules and tiles. Société d'Energie Solaire is one of five applicants of the patent which was filed on February 22, 2006. The patent rights have been assigned to Société d'Energie Solaire from each of the other applicants. The PCT application was forwarded to the international bureau on July 3, 2006 and the search report will be published by the European Patent Office. Société d'Energie Solaire has requested examination of the PCT application in Switzerland in order to obtain the report which is to be provided by the Swiss Patent Office.

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PCT application number PCT/IB2006/000367. Société d'Energie Solaire has received a Certificate of Filing from the Institute of Intellectual Property for the national phase in Switzerland and Liechtenstein.

          In addition, Société d'Energie Solaire has certain rights associated with PCT application number PCT WO 98/13883 which was filed by Atlantis Solar Systeme AG more than 12 years ago for the tile called the Sunslate. In 2001, Société d'Energie Solaire entered into a contract to transfer the production and licensing of the patent application from Atlantis Solar Systeme to Société d'Energie Solaire. Subsequently, Atlantis Solar Systeme was placed in bankruptcy in 2001 and as a result of the failure to pay patent application taxes, the patent on the old tile concept is most likely invalid. We intend to seek a patent for our new tile configuration based on our patented technology as soon as all elements of the tile can be assembled and the tile can be tested, which we intend to complete in March 2007.

          No assurance can be given that any patents based on pending patent applications or any future patent applications by us, or any licensors, will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to us, that any of the provisional patent applications that have been or may be issued to us or our licensors will be held valid if subsequently challenged or that others will not claim rights in or ownership of the provisional patent applications and other proprietary rights held or licensed by us. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of our technology or design around any patents that may be issued to us or our licensors.

          Our success will also depend in part on our ability to continue to commercialize and develop our technology without infringing the proprietary rights of others. We have not conducted freedom of use patent searches and no assurance can be given that patents do not exist or could not be filed which would have an adverse affect on our ability to market our technology or maintain our competitive position with respect to our technology. If our technologies or subject matter are claimed under other existing United States or foreign patents or are otherwise protected by third party proprietary rights, we may be subject to infringement actions. In such event, we may challenge the validity of such patents or other proprietary rights or we may be required to obtain licenses from such companies in order to develop, manufacture or market our technology. There can be no assurances that we will be able to obtain such licenses or that such licenses, if available, may be obtained on commercially reasonable terms. Furthermore, the failure to either develop a commercially viable alternative or obtain such licenses may result in delays in marketing our proposed technology or the inability to proceed with the development, manufacture or sale of products requiring such licenses, which may have a material adverse affect on our business, financial condition and results of operations. If we are required to defend ourselves against charges of patent infringement or to protect our proprietary rights against third parties, substantial costs will be incurred regardless of whether we are successful. Such proceedings are typically protracted with no certainty of success. An adverse outcome could subject us to significant liabilities to third parties and force us to curtail or cease our development and commercialization of our technology.

Domain Names

          We own and operate the following registered internet domain names: www.societe-energie-solaire.com, www.sessolar.com and www.sessolarenergy.com. The information contained on our websites does not form part of this prospectus.

General

          We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. Although we generally require all current employees and consultants to do so, we intend to require all future employees, consultants, contractors, manufacturers, directors on our board, technical review board and other advisors to execute confidentiality agreements upon the commencement of their employment or consulting relationships with us. These agreements will provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. We intend to require signed confidentiality or material transfer agreements from any company that receives confidential information from our company. We intend to ensure that, in the case of employees, consultants and contractors, any agreements that our company enters into with such persons will generally provide that all inventions conceived by the person while rendering services to us shall be assigned to us as the exclusive property of our company. We can offer no assurance, however, that all persons who we seek to sign such agreements will sign, or if they do, that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

EMPLOYEES

          Our company is currently operated by Jean-Christophe Hadorn as our Chief Executive Officer and Sandrine Crisafulli as our Chief Financial Officer and Chief Operating Officer and we have engaged two external consultants.

          Our wholly-owned subsidiary has one employee, Sandrine Crisafulli as Chief Financial Officer and has engaged two engineering consultants since December 1, 2006. Our subsidiary also engages external accountants. Our subsidiary periodically retains external photovoltaic consultants as independent contractors and we intend to hire additional employees upon the completion of our new manufacturing facility.

COMPETITION

          We face competition from domestic and international companies actively engaged in the manufacturing and distribution of solar photovoltaic systems, as well as from emerging technology companies that may become viable in the next several years. The best funded and most established of these multi-national corporations produce photovoltaic cells and modules. They include Sharp Corporation, Kyocera Corporation, Sunpower, Suntech, Qcells, Solarworld, Schott Solar, BP Solar, Shell, Tenesol, Isofoton, Powerlight and GE Solar (formerly AstroPower). We believe that our building-integrated roofing products have advantages over most other photovoltaic product offerings. In most cases, competitors produce modules (framed arrays of photovoltaic cells) that must be rack mounted externally to a building, creating potential damage to the structure, generating maintenance problems and detracting from their visual appearance.

          The alternate energy industry is highly competitive. Numerous entities in the United States and elsewhere compete with our efforts to develop our technologies. Our competitors also include the fossil fuel companies such as Exxon, Shell, BP, Total and Imperial Oil. We face, and expect to continue to face, competition from these entities to the extent that they develop products that function similarly or identically to our technologies.

          Because many of our competitors have substantially greater capital resources and more experience in research and development, manufacturing and marketing than we do, we may not succeed in the continued commercialization and development of our products.

GOVERNMENT REGULATION

          As the cost of producing electricity from grid connected photovoltaic installations is higher than the current cost of electricity from fossil or nuclear plants, the photovoltaic market relies heavily on government regulation concerning independent power producers. These regulations favor photovoltaic electricity in some, but not all, countries. These regulations are subject to changes due to local political changes affecting the energy market, especially in Europe where the process has been ongoing for 10 years. The major photovoltaic market in Europe is Germany where the EEG law governs the market (www.eurosolar.org/new/en/downloads/eeg_en.pdf). France will play a strong role in the future market due to its new feed-in tariff law decided in July 2006 (http://www.legifrance.gouv.fr/WAspad/UnTexteDeJorf?numjo=INDI0607867A). Other countries, including Italy, Spain and Greece, have similar but less favorable laws. Switzerland, where we install our photovoltaic panels, has general law on energy (http://www.admin.ch/ch/f/rs/c730_0.html) and many complementary texts (http://www.admin.ch/ch/f/gg/cr/1998/19983485.html), which define re-buy tariffs for renewable energy at a low fare not covering photovoltaic costs (i.e. $0.15/kWh) . However, discussion on a specific law for renewable energy has not yet been completed in both parliament chambers in Switzerland. We intend to follow the regulatory mandate in the countries listed above as each represents a potential market for our products.

REPORTS TO SECURITY HOLDERS

          We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and prospectuss, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commissions' website at http://www.sec.gov.

          The public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commissions' Public Reference Room at 100 F Street, NE, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. We are an electronic filer. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The internet address of the site is http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS

          The following discussion should be read in conjunction with the consolidated audited financial statements and the related notes, and the consolidated interim financial statements and the related notes, that appear elsewhere in this registration statement.

OVERVIEW

          We are engaged in the business of engineering and producing high-performance photovoltaic modules for generating electricity, and producing turnkey sales of building-integrated systems and photovoltaic solar power plants.

          On September 27, 2006, we completed a share exchange agreement with Société d'Energie Solaire S.A. As a result of the share exchange agreement, we abandoned our previous internet based auction website business and commenced the business of engineering, manufacturing and distributing high-performance photovoltaic solar tiles and modules for generating electricity and producing turnkey sales of building-integrated systems and photovoltaic solar power plants. Because Société d'Energie Solaire is deemed to be our predecessor company for accounting purposes following the closing of the share exchange agreement and because the operations and assets of Société d'Energie Solaire represent our entire business and operations from the closing date of the share exchange agreement, our management's discussion and analysis is entirely based on Société d'Energie Solaire's financial results for the relevant periods.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Net Loss

          Our company's net loss for the year ended December 31, 2005 was $505,411, compared to a net loss of $305,354 for the year ended December 31, 2004. The increase in net loss during the year ended December 31, 2005 was mainly attributable to increased research and development expenses in connection with a patent filing in February 2006 and increased cost of goods sold.

Revenues and Cost of Revenues

          Total revenue for the year ended December 31, 2005 was $1,100,474, compared to total revenue of $469,118 for the year ended December 31, 2004, representing an increase of approximately 135%. The increase in revenues was primarily attributable to an increase in photovoltaic installation sales. Some of the increase was due to a transfer of title of Atlantis Solar Systeme inventory to our company in exchange for unpaid rent due to our company which was ordered by the Swiss bankruptcy official handling Atlantis Solar Systeme’s bankruptcy. The revenue was generated when the inventory was sold. The inventory was valued at CHF40,800 (US$32,917). Atlantis Solar Systeme was an unrelated party and has now been liquidated.

          Cost of revenues for the year ended December 31, 2005 was $1,018,490, compared to cost of revenues of $261,274 for the year ended December 31, 2004. Cost of revenues for the year ended December 31, 2005 was 93% of total revenue compared with 56% of total revenue for the year ended December 31, 2004. The increase in our cost of revenues as a percentage of revenue was due to an increase in the cost of goods we used in production, which were paid in advance.

Operating Expenses

          Operating expenses for the year ended December 31, 2005 were $468,394, compared to operating expenses of $525,301 for the year ended December 31, 2004. General and administrative expenses of $232,937 constituted the most significant component of our company's operating expenses during the fiscal year ended December 31, 2005.

          Interest expense for the year ended December 31, 2005 was $42,302, compared to interest expense of $38,137 for the year ended December 31, 2004. The increase of $4,165 was due to general interest rate increases in Switzerland.

Other Income

          Other income for the year ended December 31, 2005 was $nil, compared to other income of $107,388 for the year ended December 31, 2004. The other income earned in the 2004 was from engineering fees, in the amount of $39,068, and the forgiveness of a loan by a stockholder to our company in the amount of CHF84,502 (US$68,176) resulting in the recognition of income in accordance with U.S. GAAP.

RESULTS OF OPERATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

Net Loss

          Our company's net loss for the nine months ended September 30, 2006 was $507,159, compared to a net loss of $385,195 for the nine months ended September 30, 2005. The increase in our net loss was mainly attributable to increased research and development expenses, costs associated with the filing of our patent applications, financing costs and work related to the new facility and new machinery.

Revenues and Cost of Revenues

          Total revenue for the nine months ended September 30, 2006 was $158,860, compared to total revenue of $950,904 for the nine months ended September 30, 2005. The decrease in net revenue was primarily attributable to a stoppage in production of our current facility in order to develop new technology for producing modules and tiles with back side contact cells. We anticipate production of our new tiles in a first series in April 2007, and modules and tiles, in regular series in our new facility in December 2007.

          Cost of revenues for the nine months ended September 30, 2006 was $129,298, compared to cost of revenues of $892,739 for the nine months ended September 30, 2005. Cost of revenues for the nine months ended September 30, 2006 was 81.4% of total revenue compared with 93.9% of total revenue for the nine months ended September 30, 2005. The decrease of the cost of revenue is due to the fact that management was able to negotiate both contract terms for the project in 2006, whereas 2005, contract negotiations were more difficult and margin was lower.

Operating Expenses

          Operating expenses for the nine months ended September 30, 2006 were $433,757, compared to operating expenses of $358,498 for the nine months ended September 30, 2005. General and administrative expenses of

$232,629 constituted the most significant component of our company's operating expenses during the nine months ended September 30, 2006.

          Interest expense for the nine months ended September 30, 2006 was $41,566, compared to interest expense of $34,342 for the nine months ended September 30, 2005, representing an increase of approximately 21.04% . The increase in interest expense was primarily attributable to the increase in the amount of the loan from the State of Geneva. On March 22, 2006, the loan from the State of Geneva was increased from CHF969,470 (US$782,169) to CHF1,469,470(US$1,185,569). Accordingly, interest expense increased to CHF33,008 (US$26,631) as of June 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

          Our company's cash requirements are principally for operating expenses, including staff costs and funding costs of inventory and accounts receivable. As at September 30, 2006, our company had working capital of $3,370,056 compared with working capital of $13,572 as at December 31, 2005. The cash and cash equivalents of our company increased to $3,479,944 as at September 30, 2006 as compared to $35,017 as at December 31, 2005.

          The ability of our company to meet our financial commitments is primarily dependent upon the continued extension of credit by our creditors, the continued financial support of our directors and shareholders, issuances of equity to new shareholders, and our ability to achieve and maintain profitable operations. Our company has raised and received additional capital of $3,690,000 subsequent to September 30, 2006 by allotting and issuing 4,100,001 common shares in the capital of our company at an issue price of $0.90 by way of private placements.

          Management believes that our company's cash and cash equivalents, cash provided by operating activities, and the cash received in the $3,690,000 equity financing that closed on November 22, 2006, may not be sufficient to meet our working capital requirements for the next twelve months. Our company plans to raise the capital required to satisfy our immediate short-term needs and additional capital required to meet our estimated funding requirements for the next twelve months primarily through the private placement of equity securities. The issuance of additional equity securities by our company may result in a significant dilution in the equity interests of our current shareholders. There is no assurance that our company will be able to obtain further funds required for our continued working capital requirements. These factors, among others, indicate that our company may be unable to continue as a going concern.

Operating Activities

          Operating activities resulted in cash outflows of $478,508 for the year ended December 31, 2005, compared to cash inflows of $694,330 from operating activities for the year ended December 31, 2004. The net cash used in operating activities during the year ended December 31, 2005 was mainly attributable to our increased net loss incurred during the period.

          Operating activities resulted in cash outflows of $418,777 for the nine months ended September 30, 2006, compared to cash outflows of $395,789 for the nine months ended September 30, 2005. The net cash used in operating activities for both periods was mainly for salaries, rent and other general and administrative expenses.

Investing Activities

          Investing activities resulted in cash outflows of $48,822 for the year ended December 31, 2005, compared to cash outflows of $29,441 for the year ended December 31, 2004. The increase in cash used in investing activities during the year ended December 31, 2005 was largely due to cash used in connection with our new facility located at Plan-les-Ouates.

          Investing activities resulted in cash inflows of $3,542,623 for the nine months ended September 30, 2006, compared to cash outflows of $38,917 for the nine months ended September 30, 2005. The increase in cash provided from investing activities was mainly a result of the financing contemplated by the reverse merger. In addition, cash was used for costs related to the development of our new manufacturing facility.

Financing Activities

          Financing activities resulted in cash inflows of $nil for the year ended December 31, 2005, compared to cash outflows of $172,326 for the year ended December 31, 2004. Cash outflows used in financing activities during the year ended December 31, 2004 consisted of the reimbursement of loans.

          Financing activities resulted in cash inflows of $449,409 for the nine months ended September 30, 2006, compared to cash outflow of $102,485 for the nine months ended September 30, 2005. The net cash provided from financing activities was mainly from private placements.

Capital Expenditures

          Our company incurred some capital expenditures during the year ended December 31, 2005 and during the nine months ended September 30, 2006 for the purchase of a prototyping machine and the development of our future facility. The capital expenditures are limited compared to what is foreseen when we commence construction of our new facility. As of September 30, 2006, our company did not have any material commitments for capital expenditures however management anticipates that our company will spend additional material amounts on capital expenditures in the near future for the purchase of new machinery and the completion of the new facility. We anticipate an investment of approximately CHF10,500,000 (US$8,471,400) for the new facility and a capital expenditure of CHF3,000,000 (US$2,420,400) for the new machinery over the next two years. These are estimates before calls for bids.

MATERIAL TRENDS AND UNCERTAINTIES

          Periodic changes that occur in our company's industry and business make it reasonably likely that aspects of our future operating results will be materially different from our historical operating results. Sometimes these matters have not occurred, but their existence is sufficient to raise doubt regarding the likelihood that historical operating results are an accurate gauge of future performance. Our company attempts to identify and describe these trends, events, and uncertainties to assist investors in assessing the likely future performance of our company. Investors should understand that these matters typically are new, sometimes unforeseen, and often are fluid in nature. Moreover, the matters described below are not the only issues that may result in variances between past and future performance nor are they necessarily the only material trends, events, and uncertainties that will affect our company.

          As a result, investors are encouraged to use this and other information to judge for themselves the likelihood that past performance will be indicative of future performance.

          We expect that the world photovoltaic market will increase approximately 20 to 30% per year. However, there is uncertainty as to where and how the increase will occur.

          Regulations in Germany may change unfavorably with regard to photovoltaic electricity. Any unfavorable regulation would have a major impact on the photovoltaic market. However, other countries may establish incentives to increase solar photovoltaic energy production. The market is heavily dependent on public policies and, as a result, such policies present the greatest uncertainties for our products. In addition, breakthrough technologies might emerge in thin films or nanoscience, which reduce the cost of photovoltaic cells. Shortages in the supply of polysilicon for 2006 – 2007 may also affect the increasing trend.

OFF-BALANCE SHEET ARRANGEMENTS

          Our company has no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. Our company does not engage in trading activities involving non-exchange traded contracts.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

          We are exposed to interest rate risk because many of our end-users depend on debt financing to purchase and install our photovoltaic systems. Although the useful life of a photovoltaic system is approximately 25 years, end-users of our solar modules must pay the entire cost of the photovoltaic system at the time of installation. As a result, many of our end-users rely on debt financing to fund the up-front capital expenditure. An increase in interest rates could make it difficult for our end-users to secure the financing necessary to purchase and install a photovoltaic system on favorable terms, or at all, and thus lower demand for our solar modules and reduce our net sales. In addition, we believe that a significant percentage of our end-users install photovoltaic systems as an investment, funding the initial capital expenditure through a combination of equity and debt. An increase in interest rates could lower an investor's return on investment in a photovoltaic system or make alternative investments more attractive relative to photovoltaic systems, which, in each case, could cause these end-users to seek alternative investments that promise higher returns.

Commodity Risk

          Most of our key raw materials are either sole-sourced or sourced by a limited number of third-party suppliers, including glass, cells and film suppliers. As a result, the failure of any of our suppliers to perform could disrupt our supply chain and impair our operations. If our existing suppliers fail to perform, we will be required to identify and qualify new suppliers, a process that can take between one and twelve months depending on the components that we require. We may be unable to identify new suppliers or qualify their products for use on our production line in a timely basis and on commercially reasonable terms.

CRITICAL ACCOUNTING POLICIES

Product Inventory

          Product inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method and includes certain charges directly and indirectly incurred in bringing product inventories to the point of sale. Inventory is accounted for at the lower of cost or market, and as a result, write-offs/write-downs occur due to damage, deterioration, obsolescence, changes in prices and other causes.

Property and Equipment

          Property and equipment is stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of 3 to 10 years. Expenditures for maintenance and repairs, which do not materially extend the useful lives of property and equipment, are charged to operations as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is recognized.

Receivables and Credit Policies

          We use estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable and unbilled receivables to their expected net realizable value. We estimate the amount of the required allowance by reviewing the status of past-due receivables and analyzing historical bad debt trends. Actual collection experience has not varied significantly from estimates, due primarily to credit policies, collection experience and our stability as it relates to our current customer base. Receivables consist of revenues billed to customers upon achievement of contractual obligations. At September 30, 2006, we had outstanding receivables of $116,933. We recorded no bad debt expense for trade receivables during the years ended December 31, 2005 and 2004 and the nine months ended September 30, 2006.

Foreign Currency Translation

          Our functional currency is the Swiss Franc. Our financial statements are translated to United States dollar equivalents under the current method in accordance with SFAS No. 52, "Foreign Currency Translation". Assets and liabilities are translated into United States dollar equivalents at rates of exchange in effect at the balance sheet date. Average rates for the year are used to translate revenues and expenses. The cumulative translation adjustment is reported as a component of accumulated other comprehensive income (loss).

Revenue Recognition

          We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, "Revenue Recognition" (SAB 104). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller's price to the buyer is fixed and determinable; and (4) collectibility is reasonably assured. We recognize revenue on contract sales using the completed contract method when the contract is completed, collection is reasonably assured and the completion of the work has been approved by the client.

Income Taxes

          We follow Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Use of Estimates

          The preparation of our financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes.

Loss Per Share

          Loss per share is presented in accordance with the provisions of SFAS No. 128, "Earnings Per Share". Basic Earnings Per Share (EPS) are calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period.

Impairment of Long-Lived Assets

          In the event that facts and circumstances indicate that the cost of assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

          SFAS No. 123(R), "Share-Based Payment." In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123(R), "Share-Based Payment", which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123(R) is effective for public companies that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. SFAS 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and amends SFAS 95, "Statement of Cash Flows". SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. The new standard will be effective for our company beginning January 1, 2006.

SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

          A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

          A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either for (a) all prior periods presented or (b) prior interim periods in the year of adoption.

          We do not provide share based compensation to our employees or executives. There is therefore no impact in the financial statements resulting from the adoption of SFAS 123(R).

          SFAS No. 151, "Inventory Costs." In November 2004, the FASB issued SFAS No. 151, "Inventory Costs", which revised ARB 43, relating to inventory costs. This revision is to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This Statement requires that these items be recognized as a current period charge regardless of whether they meet the criterion specified in ARB 43. In addition, this Statement requires the allocation of fixed production overhead to the costs of conversion be based on normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not believe the adoption of SFAS 151 will have a material impact on our financial statements.

          SFAS No. 153, "Exchanges of Nonmonetary Assets." In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets", which changes the guidance in APB Opinion 29, "Accounting for Nonmonetary Transactions". This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective during fiscal years beginning after June 15, 2005. We do not believe the adoption of SFAS 153 will have a material impact on our financial statements.

          SFAS No. 154, "Accounting Changes and Error Corrections." In May 2005, the FASB, issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB No. 20 and FASB Statement No. 3". SFAS 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the basis of the new accounting principle. SFAS 154 also requires that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate, and corrections of errors in previously issued financial statements should be termed a restatement. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. We do not believe the adoption of SFAS 154 will have a material impact on our financial statements.

DESCRIPTION OF PROPERTY

          Our principal office is located at Plan-les-Ouates, near Geneva in Switzerland.

          We rent a 1,654 square meter building in Härkingen, Switzerland, from Drei Linden AG pursuant to a lease agreement for a monthly cost of CHF7,232 (US$5,835). The lease agreement may be terminated with six months' notice. We also rent a 154 square meter building in Plan-les-Ouates from Cool SA pursuant to a lease agreement dated March 23, 2001 which was subsequently cancelled and replaced by a lease agreement dated

February 20, 2002, for an annual cost of CHF52,104 (US$42,038). The lease agreement is for a five-year term and may be terminated with six months' notice.

          Our company has been granted leasehold rights to land in Plan-les-Ouates, for which we pay a reservation cost of CHF9,052.50 (US$7,304) per quarter, which we have paid for the last eight quarters for a total of CHF72,420 (US$58,429). Rent for the entire 60-year term of the lease is equal to CHF72,065 (US$58,142) per year, commencing on July 1, 2006. We received authorization to build a manufacturing facility on the property from the State of Geneva on May 27, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Other than set out below, we have not been a party to any transaction, proposed transaction, or series of transactions during the last two years in which the amount involved exceeded $60,000, and in which, to our knowledge, any of the following persons had, or is to have, a direct or indirect material interest: a director or executive officer of our company; a nominee for election as a director of our company; a beneficial owner of more than five percent of the outstanding shares of our common stock; or any member of the immediate family of any such person.

          On November 8, 2005, Dr. Veltheer, a director of our company, agreed to loan $10,000 to our company by way of an unsecured simple demand promissory note indicating that the principal amount plus simple interest calculated at a rate of 12% per annum, will be repayable in full on the first anniversary of the promissory note.

          On November 22, 2005, Dr. Veltheer, a director of our company, agreed to loan an additional $20,000 to our company by way of an unsecured simple demand promissory note indicating that the principal amount plus simple interest calculated at a rate of 12% per annum, will be repayable in full on the first anniversary of the promissory note.

          Both of the loans from Dr. Veltheer were repaid on September 29, 2006, with an aggregate of $3,088 paid in interest thereon.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

          The closing price of our common stock, as reported by the NASD OTC Bulletin Board on February 21, 2007, was $0.88.

          Our common shares are quoted for trading on the OTC Bulletin Board under the symbol "SESI". The following quotations obtained from stockwatch.com reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions. The high and low bid prices of our common stock for the periods indicated below are as follows:

National Association of Securities Dealers OTC Bulletin Board(1)
Quarter Ended	High	Low
December 31, 2006	1.70	0.82
September 30, 2006	1.64	1.20
June 30, 2006	1.24	1.17
March 31, 2006(2)	N/A	N/A
December 31, 2005(2)	N/A	N/A
September 30, 2005(2)	N/A	N/A
June 30, 2005(2)	N/A	N /A
March 31, 2005(2)	N/A	N/A
December 31, 2004(2)	N/A	N/A

September 30, 2004(2)	N/A	N/A
June 30, 2004(2)	N/A	N/A
March 31, 2004(2)	N/A	N/A

(1)	Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

(2)	No high or low bid prices for our common stock were recorded for the period indicated.

          Our common shares are issued in registered form. The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., Suite 100-1981 East Murray Holladay Road, Salt Lake City, Utah 84117 (Telephone: (801) 272-9294; Facsimile: (801) 277-3147. On February 21, 2007, the shareholders' list of our common shares showed 37 registered shareholders and 73,081,168 common shares issued and outstanding. The closing sale price of our common stock on February 21, 2007, as reported on the OTC Bulletin Board, was $0.88.

          Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

Dividend Policy

          During the years ended December 31, 2005 and 2004 and the nine months ended September 30, 2006, we did not pay any cash dividends to any holders of our equity securities and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

Securities Authorized for Issuance Under Equity Compensation Plans

          We do not have any equity compensation plans in place.

EXECUTIVE COMPENSATION

          The particulars of compensation paid to the following persons: (i) our chief executive officer; (ii) each of our four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed financial year ended December 31, 2005, and whose total salary and bonus exceeds $100,000 per year; and (iii) any additional individuals for whom disclosure would have been provided under (ii) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year who we will collectively refer to as the named executive officers, of our three most recently completed fiscal years ended December 31, 2005, are set out in the following summary compensation table.

		Annual Compensation			Long Term Compensation		Pay- outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation	Securities Under Options/ SAR's Granted	Restricted Shares or Restricted Share Units	LTIP Pay- outs
John Veltheer (1) president, chief executive officer and director	2005 2004 2003	3,500 Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Brad W. Rudover(2) past president, chief executive officer and director	2005 2004 2003	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Stephen Hanson (3) past president and director	2005 2004 2003	Nil Nil Nil	Nil Nil Nil	Nil Nil 36,667 (3)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)

Dr. John Veltheer was appointed as our President, Chief Executive Officer and a director on November 7, 2005. We paid Dr. Veltheer $2,000 per month from the date of appointment to our fiscal year ended December 31, 2005. From December 31, 2005 to the date of resignation as President and Chief Executive Officer on September 27, 2006, we paid Dr. Veltheer $4,000 per month. We continue to pay Dr. Veltheer $2,000 per month as a director and consultant to our company.

(2)	Brad W. Rudover resigned as our President, Chief Executive Officer and a director effective November 7, 2005.

(3)

Pursuant to the terms of a management service agreement with Stephen Hanson dated February 1, 2003, we issued to Mr. Hanson 4,000,000 shares of our common stock at a deemed price of $0.01 per share in exchange for management and business development services to be rendered to us valued at $40,000. The services were rendered during the period beginning on February 1, 2003 and ending on January 1, 2004. Accordingly, we recorded a stock-based compensation expense related to this issuance for the year ended December 31, 2003 of $36,667 with the balance of $3,333 deferred to the following year. Mr. Hanson resigned as our President and a director effective January 27, 2004.

          No executive officer of our company received annual salary and bonus in excess of $100,000 for our company's prior fiscal years ended December 31, 2005, 2004 and 2003 prior to the reverse acquisition of our company. There were no executive officers of Société d'Energie Solaire serving as of September 27, 2006, and no executive officer who served as such during the fiscal years of Société d'Energie Solaire ended December 31, 2005, 2004 or 2003, whose total salary and bonus exceeded $100,000 per year.

Employment Contracts and Termination of Employment Arrangements

          Our subsidiary, Société d'Energie Solaire has entered into an employment agreement with Sandrine Crisafulli dated September 14, 2006, whereby our subsidiary pays Mrs. Crisafulli an annual salary of CHF130,000 (US$104,884) in consideration for management services. Upon the termination of employment, we are obligated to pay Mrs. Crisafulli an amount equal to two months salary. Other than our agreement with Mrs. Crisafulli, there are no employment agreements between our company or our wholly-owned subsidiary and their respective executive officers. In addition, there are no compensatory plans or arrangements with any executive officer of Société d'Energie Solaire, other than Mrs. Crisafulli, for payments to be made to such officers following the retirement, resignation or termination of any executive officer's employment with Société d'Energie Solaire.

Stock Option Plan

          Currently, our company does not have a stock option plan in favor of any director, officer, consultant or employee of our company.

Stock Options/SAR Grants

          Our company did not grant any options or stock appreciation rights during our prior fiscal year before the reverse acquisition ended December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

          There were no options exercised during our prior fiscal year before the reverse acquisition ended December 31, 2005 by any officer or director of our company.

Directors Compensation

          We reimburse our directors for expenses incurred in connection with attending board meetings but did not pay director's fees or other cash compensation for services rendered as a director during our prior fiscal year before the reverse acquisition ended December 31, 2005.

          We have no present formal plan for compensating our directors for their service in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

          None of the directors or executive officers of our company or any associate or affiliate of our company during the last two fiscal years, is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

FINANCIAL STATEMENTS

          The financial statements included in this prospectus consist of the audited financial statements of Société d'Energie Solaire, our wholly-owned subsidiary, for the fiscal years ended December 31, 2005 and 2004 and unaudited financial statements of Société d'Energie Solaire for the nine month period ended September 30, 2006 and 2005. Audited and unaudited financial information of our company for comparative periods prior to the closing of the share exchange agreement has not been included in this prospectus because such information would not provide meaningful disclosure of our company. This is due to the fact that our company did not have any material assets, liabilities or operations as a result of the abandonment of our previous internet based auction business and due to the fact that Société d'Energie Solaire is regard as our predecessor entity following the closing of the share exchange agreement.

          The financial statements of Société d'Energie Solaire are stated in United States dollars (US$) and are prepared in accordance with United States generally accepted accounting principles. It is the opinion of management that the audited financial statements for the year ended December 31, 2005 and the unaudited financial statements for the nine-month interim period ended September 30, 2006 include all adjustments necessary in order to ensure that the financial statements are not misleading.

          The following financial statements of Société d'Energie Solaire are included in this prospectus:

          Audited financial statements of Société d'Energie Solaire for the years ended December 31, 2005 and 2004:

          Unaudited interim financial statements of Société d'Energie Solaire for the nine months ended September 30, 2006:

Interim Balance Sheet

Interim Statement of Operations

Interim Statement of Cash Flows

Interim Statements of Stockholders' Equity

Notes to the Interim Financial Statements

SES SOCIETE D'ENERGIE SOLAIRE SA

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2005

BDO Visura	CH-8031 Zürich, Fabrikstrasse 50
Audit and Assurance	Phone +41 44 444 37 77, Fax +41 44 444 37 66
www.bdo.ch

Independent Auditors' Report

To the Board of Directors and Stockholder
SES SOCIETE D'ENERGIE SOLAIRE SA, Plan-les-Ouates

We have audited the accompanying balance sheets of SES SOCIETE D'ENERGIE SOLAIRE SA as of December 31, 2005 and 2004, and the related statements of income, changes in stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SES SOCIETE D'ENERGIE SOLAIRE SA at December 31, 2005 and 2004 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company incurred a net loss of $932,496 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to continue its activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. Management's plans in regard to these matters are discussed in Note 2 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Zurich, July 17, 2006

BDO Visura

/s/ Andreas Wyss	/s/ Christian Feller
Andreas Wyss	ppa. Christian Feller
Auditor in Charge
Swiss Certified Accountant / CPA	Swiss Certified Accountant

SES SOCIETE D'ENERGIE SOLAIRE SA

BALANCE SHEET

	December 31st	December 31st
	2005	2004

ASSETS

Current Assets:
Cash and cash equivalents	$35,017	564,713
Inventory	219,580	228,130
Receivables	328,520	179,271
Other current assets	11,973	37,175

Total current assets	595,090	1,009,289

Property and Equipment, at cost,	442,787	442,787
Less accumulated depreciation and amortization	(299,783)	(220,605)

Net property and equipment	143,004	222,182

Other Fixed Assets:

Building development	76,570	32,162
Formation costs	0	1,235

Total other fixed assets	76,570	33,397

Total Assets	$814,664	1,264,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:

Bank overdraft	$50,482	0
Accounts payable	390,036	218,176
Prepayments	141,000	222,547

Total current liabilities	$581,518	440,723

Long-Term Liabilities:

Loan payable	735,539	852,552

Total long-term liabilities	735,539	852,552

Stockholders' Equity:

Common stock, CHF 10 ($ 8) par value; 39,500 shares issued
and outstanding	347,363	347,363
Translation adjustment	82,740	51,316
Accumulated deficit	(932,496)	(427,085)

Total stockholders' equity	$(502,393)	(28,406)

Total Liabilities and Stockholders' Equity	$814,664	1,264,868

See accompanying notes to these financial statements.

SES SOCIETE D'ENERGIE SOLAIRE SA

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2005	2004

Revenue:

Turnover	$1,100,474	469,118

Cost of goods sold	$1,018,490	$261,274

Gross margin	81,984	207,844

Costs and Expenses:

Personnel	121,867	266,567

Rent	113,590	114,124

Other G+A	232,937	144,610

Depreciation and amortization	52,614	53,013

Total costs and expenses	521,008	578,314

Other Income (Expense):

Interest expense	(42,302)	(38,137)

Other income	0	107,388

Other expenses	(24,085)	(4,135)

Total other income (expense)	(66,387)	65,116

Net Loss	$(505,411)	(305,354)

Weighted Average Common Shares
Outstanding (Basic and Diluted)	39,500	39,500

Net Loss Per Share (Basic and Diluted)	$(12.79)	$(7.73)

See accompanying notes to these financial statements.

SES SOCIETE D'ENERGIE SOLAIRE SA

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

						Accumulated
			Additional			Other	Total
	Common Stock		Paid-in	Translation	Retained	Comprehensive	Shareholders'
	Shares	Amount	Capital	Adjustment	Earnings	Income	Equity
Balance at December
31, 2003	39,500	$347,363	$0	$(35,306)	$(121,731)	$—	$190,326
Net income	—	—	—	86,622	(305,354)	—	(218,733)
Balance at December
31, 2004	39,500	347,363	0	51,316	(427,085)	—	(28,406)
Net income	—	—	—	31,424	(505,411)	—	(473,987)
Balance at December
31, 2005	39,500	347,363	0	82,740	(932,496)	—	(502,393)

See accompanying notes to these financial statements.

SES SOCIETE D'ENERGIE SOLAIRE SA

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2005	2004

Cash Flows from Operating Activities:
Net loss	$(505,411)	$(305,354)
Adjustments to reconcile net loss to cash used in
operating activities:
Depreciation and amortization	52,614	53,013
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables	(224,856)	1,137,495
Other current assets	(2,661)	41,071
Increase (decrease) in:
Accounts payable and accrued exp.	201,806	(231,895)

Net cash used in operating activities	(478,508)	694,330
Cash Flows from Investing Activities:
Purchase of building	(48,822)	(24,807)
Purchase of investments	0	(4,634)

Net cash used in investing activities	(48,822)	(29,441)
Cash Flows from Financing Activities:
Reimbursement of loans	0	(98,015)
Reimbursement of shareholders' loans	0	(74,311)

Net cash provided by financing activities	0	(172,326)

Increase (decrease) in cash and cash equivalents	(527,330)	492,563
Currency adjustment on Equity	(72,400)	(14,538)
Cash and cash equivalents, beginning of year	564,713	86,688

Cash and cash equivalents, end of year	$35,017	$564,713

Supplemental Cash Flow Information:
Cash paid for interest	$42,302	$38,137

See accompanying notes to these financial statements.

SES SOCIETE D'ENERGIE SOLAIRE SA

NOTES TO THE FINANCIAL STATEMENTS

1. Organization and Nature of Operations:

          SES SOCIETE D'ENERGIE SOLAIRE SA, (the "Company" or "SES") was formed in 2001 for the purpose of researching, developing, manufacturing and selling innovative products to the renewable energy / photovoltaic industry. From its inception, the Company has focused primarily on manufacturing and installing photovoltaic and thin-film solar cells panels. The principal source of revenue for the Company has been the sale of photovoltaic panels, manufactured in house or purchased from subcontractors, to electrical companies, local governmental agencies and private house owners.

2. Future Operations:

          The Company has experienced losses from operations and anticipates incurring again losses in the near future. The Company has however developed and patented a new assembly technology which will allow higher quality of the electrical contacts, better performance and highly reduced costs thanks to increased automation processes.

          The Company's current business plans include the development of a new assembly line based on the patented methodology, the building of a manufacturing facility in the suburbs of Geneva, Switzerland to prove to clients the Company's technical edge and cost reduction achievements. These activities require the Company to design and manufacture prototype panels, promote them through marketing activities and prove their superiority against existing competitors' panels. The Company does not believe that it can achieve profitability until development, implementation and commercialization of the new assembling process are achieved.

          Without additional financing, the Company would need to delay certain of these activities and defer certain capital expenditures. The Company's financing plan includes (1) completing a secondary public offering and (2) obtaining debt financing.

3. Going concern

          The Company presently has limited operations, no substantial continuing source of revenues, only nominal assets, and working capital and stockholders' deficits. Present operations require substantial capital and until revenues are sufficient to fund ongoing operations, if will be highly dependent on external sources of financing to allow the opportunity to have profitable operations. The company has no internal sources of liquidity and does not expect to generate any positive cash flows in the immediate future. These conditions raise substantial doubt about the ability to continue as a going concern.

          These financial statements have been prepared assuming the Company will continue as an going concern. The Company has accumulated a deficit of $932,496 since inception, has yet to achieve profitable operations and further losses are anticipated in the development of its business, raising substantial doubt about the Company's ability to continue as going concern. At December 31, 2005, the Company had a working capital of $13,572. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. The Company anticipates that additional funding will be in the form of equity financing from the sale of common stock and/or commercial borrowing. There can be no assurance that capital will be available, it will be on terms acceptable to the Company. The issuance of additional equity securities by the Company would result in a dilution in the equity interests of its current stockholders. The Company may also seek to obtain short-term loans from the directors of the Company. There are no current arrangements in place for equity funding or short-term loans.

SES SOCIETE D'ENERGIE SOLAIRE SA

NOTES TO THE FINANCIAL STATEMENTS

4. Summary of Significant Accounting Policies:

          Foreign Currency Translation—The Company's functional currency is the Swiss Franc. The financial statements of the Company are translated to United States dollar equivalents under the current method in accordance with SFAS No. 52, "Foreign Currency Translation". Assets and liabilities are translated into United States dollar equivalents at rates of exchange in effect at the balance sheet date. Average rates for the year are used to translate revenues and expenses. The cumulative translation adjustment is reported as a component of accumulated other comprehensive income (loss).

          Cash Equivalents—The Company considers all highly liquid debt securities purchased with an original maturity of three months or less to be cash equivalents. The functional currency of SES is Swiss Francs.

          Receivables and Credit Policies— The Company uses estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable and unbilled receivables to their expected net realizable value. The Company estimates the amount of the required allowance by reviewing the status of past-due receivables and analyzing historical bad debt trends. Actual collection experience has not varied significantly from estimates, due primarily to credit policies, collection experience and the Company's stability as it relates to its current customer base. Receivables consist of revenues billed to customers upon achievement of contractual obligations. At December 31, 2005 the Company had outstanding receivables of $328,520 (CHF 433,002). The Company recorded no bad debt expense during the years ended December 31, 2005 and 2004 for trade receivables.

          Product Inventory—Product inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method and includes certain charges directly and indirectly incurred in bringing product inventories to the point of sale. Inventory is accounted for at the lower of cost or market, and as a result, write-offs/write-downs occur due to damage, deterioration, obsolescence, changes in prices and other causes.

          Property and Equipment—Property and equipment is stated at cost. Depreciation is computed using straight-line method over estimated useful lives of 3 to 10 years. Expenditures for maintenance and repairs, which do not materially extend the useful lives of property and equipment, are charged to operations as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is recognized.

          Warranties—Since the Company’s commencement it has had no warranty claims. The Company’s production was low and components were purchased for PV installations, all of which have their own warranties. Because the Company has no history of warranty claims and thus warranties are non-material, the Company does not believe that discussion of warranties is a critical accounting policy.

SES SOCIETE D'ENERGIE SOLAIRE SA

NOTES TO THE FINANCIAL STATEMENTS

          Revenue Recognition—The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition" (SAB 104). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller's price to the buyer is fixed and determinable; and (4) collection is reasonably assured.

          The Company recognizes revenue on contract sales using the completed contract method when the contract is completed, collection is reasonably assured, and completion of the work has been approved by the client.

          Income Taxes—The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

          Use of Estimates—The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.

          Loss Per Share—Loss per share is presented in accordance with the provisions of SFAS No. 128, "Earnings Per Share". Basic Earnings Per Share (EPS) are calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period.

          Impairment of Long-Lived Assets—In the event that facts and circumstances indicate that the cost of assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

          Research and Development Costs—Research and development costs are expensed as incurred. Research and development costs are immaterial and this not disclosed separately. Nevertheless we undertake to disclose research and development costs, if material, separately in future filings.

SES SOCIETE D'ENERGIE SOLAIRE SA

NOTES TO THE FINANCIAL STATEMENTS

          Fair Value of Financial Instruments—The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of receivables, inventory, accounts payable and accrued liabilities approximate fair value because of the short-term maturities of these instruments.

          Reclassifications—Certain reclassifications have been made to the 2004 financial statements to conform to the 2005 presentation.

          Impact of Recently Issued Accounting Pronouncements –

          SFAS No. 123(R), "Share-Based Payment." In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123(R), "Share-Based Payment", which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS 123(R) is effective for public companies that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. SFAS 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees", and amends SFAS 95, "Statement of Cash Flows". SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. The new standard will be effective for the Company beginning January 1, 2006.

          SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

          1. A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

          2. A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either for (a) all prior periods presented or (b) prior interim periods in the year of adoption.

          The Company does not provide share based compensation to its employees or executives. There is therefore no impact in the financial statements resulting from the adoption of SFAS 123(R).

SES SOCIETE D'ENERGIE SOLAIRE SA

NOTES TO THE FINANCIAL STATEMENTS

          SFAS No. 151, "Inventory Costs." In November 2004, the FASB issued SFAS No. 151, "Inventory Costs", which revised ARB 43, relating to inventory costs. This revision is to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This Statement requires that these items be recognized as a current period charge regardless of whether they meet the criterion specified in ARB 43. In addition, this Statement requires the allocation of fixed production overhead to the costs of conversion be based on normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS 151 will have a material impact on the Company's financial statements.

          SFAS No. 153, "Exchanges of Nonmonetary Assets." In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets", which changes the guidance in APB Opinion 29, "Accounting for Nonmonetary Transactions". This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective during fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS 153 will have a material impact on the Company's financial statements.

          SFAS No. 154, "Accounting Changes and Error Corrections." In May 2005, the FASB, issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB No. 20 and FASB Statement No. 3". SFAS 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the basis of the new accounting principle. SFAS 154 also requires that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate, and corrections of errors in previously issued financial statements should be termed a restatement. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company does not believe the adoption of SFAS 154 will have a material impact on the Company's financial statements.

5. Sales Contracts

          SES enters into contracts for installation of solar cells panels with public or private building owners. The time frame between the contract's signature and the connection to the electrical network, being the due date for the contract's completion, can vary between 6 months and 2 years. The Company recognizes revenues on the percentage of completion method, based on contractual obligations and deliveries.

          The Company believes that thanks to a new technological improvement SES has developed in assembling panels, production costs will be significantly reduced once the new assembly line has been installed, thus giving the Company a technological hedge over competitors.

          EITF is not applicable to existing sales contracts that involve multiple deliverables because the Company does not make multiple deliveries. The Company believes that AICPA Guide and Statement of Position (SOP) 81-1 on Contractor Accounting better describes the principle applicable to the Company.

SES SOCIETE D'ENERGIE SOLAIRE SA

NOTES TO THE FINANCIAL STATEMENTS

6. Property and Equipment:

          Property and equipment is summarized as follows:

	2005	2004

Machinery and equipment	357,243	357,243
Office furniture and equipment	32,143	32,143
Building development	76,570	32,162

	465,956	421,548
Less accumulated depreciation and amortization	(192,939)	(167,204)
Translation adjustment	(53,443)	0

Property and equipment, net	$219,574	$254,344

          Depreciation and amortization expense of property and equipment for the years ended December 31, 2005 and 2004 was $52,614 and $53,013, respectively.

7. Borrowings Under Revolving Credit Facility

          The Company has a revolving credit line of CHF 100'000 ($76,000) with Union Bank of Switzerland used mainly to cover short term cash needs. The credit line can be cancelled within 6 months.

8. Long-Term Debt Service Cantonal de l'énergie

          The Company has received a loan from the State department of energy of CHF 1,000,000 ($760,000) as at November 3, 2003. The loan is to be reimbursed as at March 31, 2008. The loan carries an interest of 4% per year. The shareholders have pledged all issued shares of the Company as a guarantee for the loan. At the moment, the Company does not have any plans to reimburse the loan before its due date. The Company does not receive any forms of consideration from third-party equipment manufacturers.

9. Commitments and Contingencies:

          Operating Leases

          Rent expense for all operating leases for the years ending December 31, 2005 and 2004 was $113,590 and $114,124, respectively.

          The Company has no non cancellable operating leases.

SES SOCIETE D'ENERGIE SOLAIRE SA

NOTES TO THE FINANCIAL STATEMENTS

          Employment Agreements—The Company has entered into employment agreements with one executive officer of the Company. The terms of the agreement are governed by Swiss Commercial Law. The contract can be cancelled within 6 months with no penalty or compensation to be paid by the Company, other than as required by the Swiss Commercial Law.

          Litigation—The Company is from time to time subject to routine litigation incidental to its business. As of the date of the financial statements, no such litigation is pending.

          Capital Commitments—At December 31, 2005, the Company had no outstanding purchase orders for equipment.

10. Business Segments

          The Company evaluates revenue, gross profit and inventory as one business segment since operations are limited to the installation of photovoltaic panels in Switzerland, which can be considered as its only business segment.

11. Stockholders' Equity:

          Common Stock—The Company has authorised and issued 39,500 bearer shares of common stock at CHF 10 ($7.5) of par value. There are no changes from the preceding year.

12. Employee Benefit Plans:

          The Company registers its employees under a collective pension plan scheme with an Insurance company. The plan is a defined contribution plan. Payments to the plan are done in equal parts by the employee and the employer. Contributions are based on the age of the employee and vary between 8% and 16%.

13. Other Income:

          The Income Statement for 2004 includes other income of approximately $107,000 which is comprised of the following: (i) forgivenees of stockholder loan (CHF 84,502) $68,320; (ii) late payment penalty paid by customer (CHF 43,116) $34,859, and (iii) sale of goods not in our ordinary course of business (CHF 5,205) $4,209.

14. Income Taxes:

          At December 31, 2005 and 2004, the Company has net operating loss and federal and state tax credit carryforwards of approximately $932,496 and $427,085, respectively. The net operating loss carryforward, if not utilized to reduce taxable income in future periods, will expire in the years 2010 through 2012.

          Due to the present uncertainties concerning the Company's future profitability, no tax asset has been recognised in the accounts.

SES SOCIETE D'ENERGIE SOLAIRE SA

NOTES TO THE FINANCIAL STATEMENTS

15. Fair Value of Financial Instruments

          The carrying amounts of cash and cash equivalents, trade accounts receivable, product inventory, trade accounts payable, accrued expenses and other current liabilities and the note payable to a bank, which bears interest at variable rates, approximate their fair value as of March 26, 2006 and March 27, 2005.

16. Supplemental Cash Flow Information

          Cash paid for interest during fiscal years 2005, and 2004 totaled $42,302, and $38,137, respectively. Cash paid for taxes during fiscal years 2005, and 2004 totaled $4,025, and $4,135, respectively.

17. Concentration of Risk

          The Company is dependent on third-party equipment manufacturers, distributors and dealers for all of its supply of photovoltaic cells and panel components. For fiscal years 2005 and 2004, sales of products purchased from the Company's top three vendors accounted for 80 % of total revenues.. The Company is dependent on the ability of its vendors to provide products on a timely basis and on favorable pricing terms. Although the Company believes that alternative sources of supply are available for many of the product types it carries, the loss of certain principal suppliers, or the loss of one or more of certain ongoing affinity relationships, could have a material adverse effect on the Company.

          The Company's future results could also be negatively impacted by the loss of certain customers, and/or the loss of one or more of certain ongoing affinity relationships. For fiscal years 2005, and 2004, sales of products to the Company's top 3 customer relationships accounted for 60%.

17. Subsequent Events

          There are no particular events that have taken place in 2006. At the moment the Company has no material contracts signed and is seeking financing to build its new plant in Geneva.

SES SOCIETE D'ENERGIE SOLAIRE SA

INTERIM FINANCIAL STATEMENTS

F-1

SES SOLAR INC.

BALANCE SHEET
(unaudited)

		September 30th	December 31st
		2006	2005
ASSETS (in $)
Current Assets:
Cash and cash equivalents		3,479,944	$35,017
	$
Inventory		231,562	219,580
Receivables		116,933	328,520
Other current assets		151,316	11,973

Total current assets		3,979,755	595,090

Property and Equipment, at cost,		442,787	442,787
Less accumulated depreciation and amortization		(325,061)	(299,783)

Building development		181,796	76,570

Total fixed assets		299,522	219,574

Total Assets		$4,279,277	$814,664

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loan		$59,705	$50,482
Accounts payable		549,994	390,036
Prepayments		0	141,000
Total current liabilities		609,699	581,518

Long-Term Liabilities:
Loan payable		1,175,723	735,539

Total long-term liabilities		1,175,723	735,539

Stockholders’ Equity:
Common stock, $0.001 par value; 68,981,167 and		68,981	48,287
48,286,817 shares issued and outstanding
Additional paid in Capital		3,819,677	299,076
Accumulated other comprehensive income (loss)		44,852	82,740
translation adjustment
Accumulated deficit		(1,439,655)	(932,496)

Total stockholders’ equity		2,493,855	(502,393)

Total Liabilities and Stockholders’ Equity		$4,279,277	$814,664

See accompanying notes to these financial statements
F-2

SES SOLAR INC.

STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30		Ended September 30
	2006	2005	2006	2005

Revenue:

Revenue	$148,805	789,949	$158,860	950,904
Cost of goods sold	122,374	726,302	129,298	892,739

Costs and Expenses:

Personnel	54,678	68,869	116,057	92,688

Rent	28,991	52,338	85,071	86,237
Other G+A	125,254	154,272	232,629	179,573
Depreciation and amortization	8,310	27,275	32,863	39,286
Total costs and expenses	217,233	302,754	466,620	397,784
Other Income (Expense):
Interest expense	(15,735)	(9,102)	(41,566)	(34,342)
Other expenses	12,545	(1,655)	(27,495)	(8,163)

Total other income (expense)	(3,190)	(10,757)	(69,061)	(42,505)
Loss before taxes	(193,992)	(249,864)	(506,113)	(382,124)
Income taxes	(359)	(708)	(1,046)	(3,071)
Net Loss	$(194,351)	(250,572)	$(507,159)	(385,195)
Other Comprehensive Income:
Translation adjustment	(10,463)	(4,587)	44,852	74,847
Comprehensive loss	204,814	255,159	462,307	310,348
Net Loss Per Share	$(0.002)	(0.005)	$(0.007)	(0.008)

See accompanying notes to these financial statements.

F-3

SES SOLAR INC.

STATEMENTS OF CASH FLOWS
(unaudited)

	For the Nine Month Period Ended
	September 30, (unaudited)
	2006	2005
Cash Flows from Operating Activities:
Net loss	$(507,159)	$(385,195)
Adjustments to reconcile net loss to cash used in operating
activities:
Depreciation and amortization	32,863	39,286
Changes in operating assets and liabilities:

Receivables and prepayments	70,587	(156,349)
Other current assets	(151,326)	(64,619)

Accounts payable and accrued exp.	136,258	171,088

Net cash provided in operating activities	(418,777)	(395,789)
Cash Flows from Investing Activities:
Development of building	(105,226)	(38,917)
Acquisition	3,557,849	(0)

Net cash used in investing activities	3,452,623	(38,917)
Cash Flows from Financing Activities:
Proceeds of loans	440,186	(102,483)
Bank loan	9,223	(0)

Net cash provided by financing activities	449,409	(102,483)

Increase (decrease) in cash and cash equivalents	3,444,927	(488,852)
Currency adjustment on Equity	(38,328)	48,337
Cash and cash equivalents, beginning of year	35,017	564,713

Cash and cash equivalents, end of year	$3,479,944	$75,861

Supplemental Cash Flow Information:
Cash paid for interest	$41,566	$34,341
See accompanying notes to these financial statements.
F-4

SES SOLAR INC.

NOTES TO THE FINANCIAL STATEMENTS
(unaudited)

Note 1. Organization and Nature of Operations

Organization – SES SOLAR INC., (the “Company” or "SES") is the result of a reverse acquisition accomplished on September 27, 2006 between SES, a Delaware company which had no operations and net assets of $3,534,148, and Société d'Energie Solaire (“Société”), a Swiss-based company. The merger resulted in a change of control of SES, with the former stockholders of Société owning approximately 70% of SES and Société became SES's wholly-owned subsidiary. The transaction was accounted for as a recapitalization of Société with the net assets of SES as of September 27, 2006 reflected at carrying value. Financial information presented for periods prior to the transaction are that of Société.

SES was formed in 2001 for the purpose of researching, developing, manufacturing and selling innovative products to the renewable energy / photovoltaic industry. From its inception, the Company has focused primarily on manufacturing and installing photovoltaic and thin-film solar cells panels. The principal source of revenue for the Company has been the sale of photovoltaic panels, manufactured in house or purchased from subcontractors, to electrical companies, local governmental agencies and private house owners.

Note 2. Future Operations

The Company has experienced losses from operations and anticipates incurring again losses in the near future. The Company has however developed and patented a new assembly technology, which will allow higher quality electrical contacts, better performance and highly reduced costs thanks to increased automation processes.

The Company’s current business plans include the development of a new assembly line based on the patented methodology, the building of a manufacturing facility in the suburbs of Geneva, Switzerland to prove to client a technical edge and cost reduction achievements. These activities require the Company to design and manufacture prototype panels, promote them through marketing activities and prove their superiority against existing competitors’ panels. The Company does not believe that it can achieve profitability until development, implementation and commercialization of the new assembling process are achieved.

Without additional financing, the Company would need to delay certain of these activities and defer certain capital expenditures. The Company’s financing plan includes: (1) completing a secondary public offering; and (2) obtaining debt financing.

Note 3. Going Concern

The Company presently has limited operations, no substantial continuing source of revenues, only nominal assets and working capital. Present operations require substantial capital and until revenues are sufficient to fund ongoing operations, it will be highly dependent on further external sources of financing to allow the opportunity to have profitable operations. The Company has no internal sources of liquidity and does not expect to generate any positive cash flows in the immediate future until the plant is built and will operate.

These financial statements have been prepared assuming the Company will continue as a going concern. The Company has accumulated a deficit since inception, has yet to achieve profitable operations and further losses are anticipated in the development of its business. Thanks to the recent equity financing, the Company is able to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or obtain the necessary financing to build the plant, to meet its obligations and repay its liabilities arising from normal business operations when they come due. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. The Company anticipates that additional funding will be in the form of equity financing based on the increase or issuance of common stock and/or commercial borrowing. There can be no assurance that capital will be available or on terms acceptable to the Company. The issuances of additional equity securities by the Company would result in a dilution in the equity interests of its current stockholders. The Company may also seek to obtain short-term loans from the directors of the Company. There are no current arrangements in place for equity funding or short-term loans.

F-5

SES SOLAR INC.

NOTES TO THE FINANCIAL STATEMENTS
(unaudited)

Note 4. Summary of Significant Accounting Policies

Foreign Currency Translation - The Company's functional currency is the Swiss Franc. The financial statements of the Company are translated to United States dollar equivalents under the current rate method in accordance with SFAS No. 52, “Foreign Currency Translation”. Assets and liabilities are translated into United States dollar equivalents at rates of exchange in effect at the balance sheet date. Average rates for the year are used to translate revenues and expenses. The cumulative translation adjustment is reported as a component of accumulated other comprehensive income (loss).

Cash Equivalents—The Company considers all highly liquid debt securities purchased with an original maturity of three months or less to be cash equivalents. The functional currency of SES is Swiss Francs.

Receivables and Credit Policies— The Company uses estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable and unbilled receivables to their expected net realizable value. The Company estimates the amount of the required allowance by reviewing the status of past-due receivables and analyzing historical bad debt trends. Actual collection experience has not varied significantly from estimates, due primarily to credit policies, collection experience and the Company’s stability as it relates to its current customer base. Receivables consist of revenues billed to customers upon achievement of contractual obligations. At September 30, 2006 the Company had outstanding receivables of $116,933. The Company recorded no allowance for doubtful accounts as of September 30, 2006 and December 31, 2005.

Product Inventory

All of the inventory is finished goods. Product inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method and includes certain charges directly and indirectly incurred in bringing product inventories to the point of sale. Inventory is accounted for at the lower of cost or market, and as a result, write-offs/write-downs occur due to damage, deterioration, obsolescence, changes in prices and other causes. Property and Equipment—Property and equipment is stated at cost. Depreciation is computed using straight-line method over estimated useful lives of 3 to 10 years. Expenditures for maintenance and repairs, which do not materially extend the useful lives of property and equipment, are charged to operations as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is recognized.

Revenue Recognition—The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB 104). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collection is reasonably assured.

The Company recognizes revenue on contract sales using the completed contract method when the contract is completed, collection is reasonably assured and the completion of the work has been approved by the client. Income Taxes—The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that can be realized more likely than not. Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Use of Estimates—The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.

F-6

SES SOLAR INC.

NOTES TO THE FINANCIAL STATEMENTS
(unaudited)

Loss Per Share—Loss per share is presented in accordance with the provisions of SFAS No. 128, “Earnings Per Share”. Basic Earnings Per Share (EPS) is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period.

Impairment of Long-Lived Assets—In the event that facts and circumstances indicate that the cost of assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required.

Fair Value of Financial Instruments—The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of receivables, inventory, accounts payable and accrued liabilities approximate fair value because of the short-term maturities of these instruments.

Reclassifications—Certain reclassifications have been made to the 2005 financial statements to conform to the 2006 presentation.

Impact of Recently Issued Accounting Pronouncements –

SFAS No. 123(R), “Share-Based Payment.” In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123(R) is effective for public companies that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. SFAS 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS 95, “Statement of Cash Flows”. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. The new standard is effective for the Company since the reverse merger. The Company does not provide share-based compensation to its employees or executives. There is, therefore, no impact in the financial statements resulting from the adoption of SFAS 123(R).

F-7

SES SOLAR INC.

NOTES TO THE FINANCIAL STATEMENTS
(unaudited)

SFAS No. 151, “Inventory Costs.” In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”, which revised ARB 43, relating to inventory costs. This revision is to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). SFAS 151 requires that these items be recognized as a current period charge regardless of whether they meet the criterion specified in ARB 43. In addition, SFAS 151 requires the allocation of fixed production overhead to the costs of conversion be based on normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 did not have a material impact on the Company’s financial statements.

SFAS No. 153, “Exchanges of Nonmonetary Assets.” In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, which changes the guidance in APB Opinion 29, “Accounting for Nonmonetary Transactions”. SFAS 153 amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective during fiscal years beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company’s financial statements.

SFAS No. 154, “Accounting Changes and Error Corrections.” In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB No. 20 and FASB Statement No. 3”. SFAS 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the basis of the new accounting principle. SFAS 154 also requires that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate, and corrections of errors in previously issued financial statements should be termed a restatement. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 did not have a material impact on the Company’s financial statements.

Note 5. Sales Contracts

SES enters into contracts for installation of solar cells panels with public or private building owners. The time frame between the contract’s signature and the connection to the electrical network, being the due date for the contract’s completion, can vary. The Company recognizes revenues using the completed-contract method.

The Company believes that, thanks to a new technological improvement SES has developed in assembling panels, production costs will be significantly reduced once the new assembly line has been installed, thus giving the Company a technological edge over competitors.

F-8

SES SOLAR INC.

NOTES TO THE FINANCIAL STATEMENTS
(unaudited)

Note 6. Property, Equipment, & Building Development

Property, equipment, & building development is summarized as follows:

	Sept. 2006	Dec. 2005
	(unaudited)
Machinery and equipment	357,243	357,243
Office furniture and equipment	32,143	32,143
Building development	181,796	76,570

	571,182	465,956
Less accumulated depreciation and amortization	(225,802)	(192,939)
Translation adjustment	(45,858)	(53,443)
Property, equipment, & building development, net	$299,522	$219,574

Depreciation and amortization expense of property and equipment for the period ended September 30, 2006 was $32,863 and for the period ended September 30, 2005, $39,286.

Note 7. Borrowings Under Revolving Credit Facility (Bank loan)

The Company has a revolving credit line of CHF 100,000 ($81,000) with Union Bank of Switzerland used mainly to cover short-term cash needs. The credit line can be cancelled within 6 months. As of September 30, 2006, the Company has only used $59,705 of its credit line.

Note 8. Reverse Takeover

The Company entered into a share exchange agreement dated August 31, 2006 with Société d'Energie Solaire and the shareholders of Société. The share exchange agreement contemplated our company acquiring all of the issued and outstanding common shares of Société in exchange for the issuance by our company of 48,286,817 common shares. See also Note 1.

Note 9. Long-Term Debt Service Cantonal de l’énergie

The Company has received a loan from the State department of energy of CHF 1,000,000 ($760,000) as at November 3, 2003. The loan is to be reimbursed as at March 31, 2008. The loan carries an interest rate of 4% per year. The Company has received an increase in the loan of CHF 500,000 ($415,725) in the second quarter of 2006 under the same conditions as the original loan. Shares of Société were pledged, or shares of SES issuable to former shareholders of Societe are pledged as a guarantee for the loan. At the moment, the Company does not have any plans to reimburse the loan before its due date. The total long-term debt outstanding as of September 30, 2006 amounted to $1,175,725.

Note 10. Commitments and Contingencies

Operating Leases

Rent expense for all operating leases for the periods ending September 30, 2006 and 2005 was $85,071 and $86,237, respectively. The Company has no non-cancellable operating leases.

F-9

SES SOLAR INC.

NOTES TO THE FINANCIAL STATEMENTS
(unaudited)

Employment Agreements—The Company has entered into employment agreements with one executive officer of the Company. The terms of the agreement are in line with Swiss Commercial Law. The contract can be cancelled within 6 months with no penalty or compensation to be paid by the Company, other than as required by Swiss Commercial Law.

Litigation—The Company is from time to time subject to routine litigation incidental to its business. As of the date of the financial statements, no such litigation is pending.

Capital Commitments—At September 30, 2006, the Company had no outstanding purchase orders for equipment.

Note 11. Business Segments

The Company evaluates revenue, gross profit and inventory as one business segment since operations are limited to the installation of photovoltaic panels in Switzerland, which can be considered as its only business segment. The Company has no geographical segments since it is operating in Switzerland only.

Note 12. Stockholders’ Equity

Common Stock—The Company is authorized to issue 100,000,000 common shares with par value $0.001. The Company has 68,981,167 common shares issued and outstanding.

Note 13. Employee Benefit Plans

The Company registers its employees under a collective pension plan scheme with an Insurance company. The plan is a defined contribution plan. Payments to the plan are paid in equal parts by the employee and the employer. Contributions are based on the age of the employee and vary between 8% and 16%.

Note 14. Income Taxes

At December 31, 2005, the Company had net operating loss and federal and state tax credit carryforwards of approximately $932,496. As at September 30, 2006, the loss carryforwards increased to $1,439,655. The net operating loss carryforwards, if not utilized to reduce taxable income in future periods, will expire in the years 2010 through 2013.

Due to the present uncertainties concerning the Company’s future profitability, no tax asset has been recognized in the accounts.

F-10

SES SOLAR INC.

NOTES TO THE FINANCIAL STATEMENTS
(unaudited)

Note 15. Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, trade accounts receivable, product inventory, trade accounts payable, accrued expenses and other current liabilities and the note payable to a bank, which bears interest at variable rates, approximate their fair value as of September 30, 2006.

Note 16. Supplemental Cash Flow Information

For the period ended September 30, 2006 and September 30, 2005, the amount paid for interest was $41,566 and $34,342, respectively. For the periods ended September 30, 2006 and September 30, 2005, the amount of taxes paid was $1,046 and $3,071, respectively.

Note 17. Subsequent Events

There are no particular events that have taken place after September 30, 2006. At the moment, the Company has no material contracts signed and is seeking financing to build its new plant in Geneva.

F-11

WHERE YOU CAN FIND MORE INFORMATION

          We are required to file annual, quarterly and prospectus, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov.

          You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms.

          We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of our company, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

          No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by SES Solar Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

DEALER PROSPECTUS DELIVERY OBLIGATION

          Until __________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

          Our Bylaws provide that we shall indemnify any and all of our directors or officers, or former directors or officers, or any person who may have served at our request as a director or officer of another corporation in which our company owns shares of capital stock or of which we are a creditor and the personal representatives of all such persons, against expenses actually and necessarily incurred in connection with the defense of any action, suit, or proceeding in which they, or any of them, were made parties, or a party, by reason of being or having been directors or officers or a director or officer of our company, or of such other corporation, except in relation to matters as to which any such director or officer or person shall have been adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of any duty owed to our company. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, independently of our Bylaws, by law, agreement, vote of stockholders, or otherwise.

          Our Articles further provide that no director of our company shall have liability to our company or to our stockholders or to other security holders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provisions shall not eliminate or limit the liability of a director to our company or to our shareholders or other security holders for monetary damages for: (i) any breach of the director's duty of loyalty to our company or to our shareholders or other security holders; (ii) acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of the law by such director; (iii) acts by such director as specified by the Delaware Corporation Law; or any transaction from which such director derived an improper personal benefit.

          No officer or director shall be personally liable for any injury to person or property arising out of a tort committed by an employee of our company unless such officer or director was personally involved in the situation giving rise to the injury or unless such officer or director committed a criminal offense. The protection afforded in the preceding sentence shall not restrict other common law protections and rights that an officer or director may have.

          The word "director" shall include at least the following, unless limited by Delaware law: an individual who is or was a director of our company and an individual who, while a director of our company is or was serving at our company's request as a director, officer, partner, trustee, employee or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise or employee benefit plan. A director shall be considered to be serving an employee benefit plan at our company's request if his duties to our company also impose duties on or otherwise involve services by him to the plan or to participants in or beneficiaries of the plan. To the extent allowed by Delaware law, the word "director" shall also include the heirs and personal representatives of all directors.

          Our company shall be empowered to indemnify our officers and directors to the fullest extent provided by law, including but not limited to the provisions set forth in the Delaware Corporation Law, or any successor provision.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Delaware law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the Securities and Exchange Commission Registration Fees.

Securities and Exchange Commission registration fees	$1,481.03
Printing and engraving expenses	$5,000.00	(1)
Accounting fees and expenses	$5,000.00	(1)
Legal fees and expenses	$10,000.00	(1)
Transfer agent and registrar fees	$2,000.00	(1)
Fees and expenses for qualification under state securities laws	Nil
Miscellaneous	$1,000.00	(1)
Total	$24,481.03

(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

          The following sets forth certain information concerning securities which were sold or issued by us during the last three financial years without the registration of the securities under the Securities Act in reliance on exemptions from such registration requirements.

          In December 2003, we issued 203,000 common shares to 24 investors at a price of $0.25 per share for total proceeds of $50,750 in accordance with the terms of private placement agreements. We issued the common shares in reliance upon Regulation S and/or Section 4(2) of the Securities Act by issuing the common shares to non U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction.

          On May 30, 2006, we issued an aggregate of 5,050,000 common shares to the following three subscribers at an issue price of $0.20 per share for total proceeds of $1,010,000 in accordance with the terms of three private placement agreements dated May 30, 2006. We issued the common shares in reliance upon Regulation S and/or Section 4(2) of the Securities Act by issuing the common shares to non U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction.

Name of Stockholder	Number of Common Shares Subscribed
Highland Ventures Ltd.	1,800,000
Rollock Capital Ltd.	1,700,000
Maximiz Consulting Ltd.	1,550,000

          On September 8, 2006, we issued an aggregate of 350,000 common shares to the following four subscribers at an issue price of $0.80 per share for total proceeds of $280,000 in accordance with the terms of four private placement agreements dated September 8, 2006. We issued the common shares in reliance upon Rule 506 of Regulation D and/or Section 4(2) of the Securities Act to U.S. investors, each of whom represented that they were accredited investors.

Name of Stockholder	Number of Common Shares Subscribed
Kenneth Sam	6,250
Kenneth Silverman	31,250
Nite Capital LP	187,500
Evolution Master Fund Ltd.	125,000

          On September 8, 2006, we issued an aggregate of 4,626,350 common shares to the following 15 subscribers at an issue price of $0.80 per share for total proceeds of $3,701,080 in accordance with the terms of private placement agreements dated September 8, 2006. We issued the common shares in reliance upon Regulation S and/or Section 4(2) of the Securities Act by issuing the common shares to non U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction.

Name of Stockholder	Number of Common Shares Subscribed
Bank Julius Baer and Co. Ltd., Zurich (U. Mettler/VP; W. Gunthard/AVP)	187,600
SG Private Banking (Suisse) S.A.	3,512,500
Frederick H. Drury	31,250
Craig Ivany	12,500
Judson Rich	5,000
Merle Lelievre-Parsons	60,000
Charles A. DePape	5,000
Randall Shaw	10,000
Lee Yule Investments	18,750
Neil Cunningham	15,000
Tough Equities Inc.	6,250
Grazia Bernard	80,000
Dorothy Cameron	120,000
ADFI Holding Limited	375,000
Accelera Private Equity Limited	187,500

          In connection with the closing of a share exchange agreement on September 27, 2006, we issued an aggregate of 48,286,817 common shares to the following three subscribers in consideration for common shares of Société d-Energie Solaire S.A. We issued the common shares in reliance upon Regulation S and/or Section 4(2) of the Securities Act by issuing the common shares to non U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction.

Name of Stockholder	Number of Common Shares Subscribed
Christiane Erne	43,458,135
Jean-Christophe Hadorn	2,414,341
Claudia Rey	2,414,341

          On November 22, 2006, we issued an aggregate of 4,100,001 common shares to the following three subscribers at an issue price of $0.90 per share for total proceeds of $3,690,000 in accordance with the terms of three private placement agreements dated November 22, 2006. We issued the common shares in reliance upon Regulation S and/or Section 4(2) of the Securities Act by issuing the common shares to non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction.

Name of Stockholder	Number of Common Shares Subscribed
SG Private Banking (Sussie) S.A.	3,266,667
Rodric Marketing Inc.	279,998
SIF Investment Company Ltd.	555,556

          On November 22, 2006, we issued an aggregate of 1,500,000 common share purchase warrants to Lansing Securities Corp. as a finder’s fee in connection with the private placement agreements dated November 22, 2006. The common share purchase warrants were issued in accordance with the terms of a private placement agreement dated November 22, 2006. Each common share purchase warrant is exercisable until November 22, 2008 at an exercise price of $0.90 per share. We issued the common share purchase warrants in reliance upon Regulation S and/or Section 4(2) of the Securities Act by issuing the common shares to non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction.

Item 27 EXHIBITS

(a)       Exhibits Required by Item 601 of Regulation S-K

Exhibits

          Copies of the following documents are included as exhibits to this prospectus pursuant to Item 601 of Regulation S-B:

Exhibit
Number	Description

(2)	Plan of Purchase, Sale, Reorganization, Arrangement, Liquidation or Succession

2.1

Share Exchange Agreement dated August 31, 2006, among our company, Société d'Energie Solaire and the shareholders of Société d'Energie Solaire (incorporated by reference from our Prospectus on Form 8-K filed on September 1, 2006)

(3)	Articles of Incorporation and Bylaws

3.1	Articles of Incorporation (incorporated by reference from our Registration Statement on Form 10-SB filed on June 27, 2002).

3.2	Bylaws (incorporated by reference from our Registration Statement on Form 10-SB filed on June 27, 2002).

3.3	Certificate of Ownership (incorporated by reference from our Prospectus on Form 8-K filed on June 21, 2006).

3.4	Certificate of Ownership (incorporated by reference from our Prospectus on Form 8-K filed on August 25, 2006).

(5)	Opinion on Legality

5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered

(10)	Material Contracts

10.1	Services Agreement dated May 1, 2004 between The Electric Network.com, Inc. and Binary Environments Ltd. (incorporated by reference from our Quarterly Report on Form 10-QSB filed on May 17, 2004).

10.2	Promissory Note dated November 2, 2005 between The Electric Network.com Inc. and Dr. John Veltheer (incorporated by reference from our Current Report on Form 8-K filed on November 28, 2005).

10.3	Promissory Note dated January 19, 2006 between The Electric Network.com Inc. and IFG Trust Services Inc. (incorporated by reference from our Annual Report on Form 10-KSB filed on February 21, 2006).

10.4	Term Sheet with SES Société d'Energie Solaire S.A., dated May 15, 2006 (incorporated by reference from our Current Report on Form 8-K filed on May 16, 2006)

10.5	Letter Agreement dated June 15, 2006, among SES Solar Inc., SES Société d'Energie Solaire S.A. and Daniel Erné (incorporated by reference from our Current Report on Form 8-K filed on June 19, 2006).

10.6	Letter Agreement dated August 15, 2006, among SES Solar Inc., SES Société d'Energie Solaire S.A. and Daniel Erné (incorporated by reference from our Current Report on Form 8-K filed on August 18,2006)

10.7	Finder's Fee Agreement dated August 31, 2006, between SES Solar Inc. and Standard Atlantic (Suisse) S. A. (incorporated by reference from our Current Report on Form 8-K filed on October 4, 2006)

10.8

Canton Geneva Escrow Agreement dated September 15, 2006, among SES Solar Inc., Christiane Erné, Jean-Christophe Hadorn, Claudia Rey, Service Cantonal De L'Energie and Clark Wilson LLP (incorporated by reference from our Current Report on Form 8-K filed on October 4, 2006)

10.9

Credit Line Escrow Agreement dated September 1, 2006, among SES Solar Inc., Christiane Erné, Jean- Christophe Hadorn, Claudia Rey and Clark Wilson LLP (incorporated by reference from our Current Report on Form 8-K filed on October 4, 2006)

10.10

Long-Term Escrow Agreement dated September 1, 2006, among SES Solar Inc., Christiane Erné, Jean- Christophe Hadorn, Claudia Rey and Clark Wilson LLP (incorporated by reference from our Current Report on Form 8-K filed on October 4, 2006)

10.11	Employment Agreement dated September 14, 2006 between Société d'Energie Solaire S.A. and Sandrine Crisafulli (incorporated by reference from our Current Report on Form 8-K filed on October 4, 2006)

10.12

Loan Agreement dated October 10, 2003 and November 6, 2003 between SES Societe d'Energie Solaire S.A. and Fonds Pour le Developement des Energies Renouvelables et les Economies d'Energie (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.13

Co-operation Agreement dated October 13, 2003 between SES Société d'Energie Solaire S.A. and Schott Solar GmbH (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.14

Employment Agreement dated October 1, 2001 between SES Société d'Energie Solaire S.A. and Sandrine Crisafulli (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.15

Loan Agreement dated January 21, 2004 between SES Société d'Energie Solaire S.A. and Fonds Pour le Developpement des Energies Renouvelables et les Economies d'Energie (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.16	Loan Agreement dated April 7, 2004 and April 10, 2004 between SES Société d'Energie Solaire S.A. and UBS SA (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.17

Partnership Agreement dated September 29, 2004 between SES Société d'Energie Solaire S.A. and Suntechnics Fabrisolar AG (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.18

Consulting Agreement dated January 16, 2005 between Jean-Christophe Hadorn and SES Société d'Energie Solaire S.A. (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.19	Development Contract dated June 17, 2005 between SES Société d'Energie Solaire S.A. and Karl Steiner S.A. (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.20	Co-operation Agreement dated July 19, 2005 between SES Société d'Energie Solaire S.A. and Firstec S. A. (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.21	Convention (Voting Trust Agreement) dated September 12, 2005 between Christian Erne and Claudia Rey (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.22

Convention (Voting Trust Agreement) dated February 22, 2006 between Christiane Erne and Jean- Christophe Hadorn (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.23	Employment Agreement dated May 1, 2006 between SES Société d'Energie Solaire S.A. and Bernard Balmer (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.24

Assignment of Rights Agreement dated August 31, 2006 between SES Société d'Energie Solaire S.A. and Jean-Cristophe Hadorn (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.25

Assignment of Rights Agreement dated August 31, 2006 between SES Société d'Energie Solaire S.A. and Olivier Ouzilou (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.26

Assignment of Rights Agreement dated August 31, 2006 between SES Société d'Energie Solaire S.A. and Sandrine Crisafulli (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.27

Assignment of Rights Agreement dated September 15, 2006 between SES Société d'Energie Solaire S.A. and Sylvere Leu (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

(14)	Code of Ethics

14.1	Code of Ethics (incorporated by reference from our Annual Report on Form 10-KSB filed on March 31, 2005).

(21)	Subsidiaries of the Small Business Issuer

Société d'Energie Solaire S.A., a private Swiss corporation.

(23)	Consent of Experts and Counsel

23.1*	Consent of BDO Visura, Certified Public Accountants/Swiss Certified Accountants

23.1	Consent of Clark Wilson LLP (included in exhibit 5.1)

* Filed herewith

Item 28 UNDERTAKINGS

          The undersigned company hereby undertakes that it will:

          (1)           file, during any period in which offers or sells securities, a post-effective amendment to this registration statement to:

(a)           include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)           include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement;

(2)           for determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3)           file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Securities and Exchange Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

          For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

SIGNATURES

          In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Plans-les-Ouates, on February 23, 2007.

SES SOLAR INC.

/s/ Jean Christophe Hadorn
By: Jean-Christophe Hadorn
President, Chief Executive Officer and Director
(Principal Executive Officer)
Dated: February 23, 2007

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Jean-Christophe Hadorn as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures:

/s/ Jean Christophe Hadorn
By: Jean-Christophe Hadorn
President, Chief Executive Officer and Director
(Principal Executive Officer)
Dated: February 23, 2007

/s/ Sandrine Crisafulli
By: Sandrine Crisafulli
Chief Financial Officer, Chief Operating Officer and Director
(Principal Accounting Officer and Principal Financial Officer)
Dated: February 23, 2007

/s/ Daniel Erne
By: Daniel Erné
Director
Dated: February 23, 2007

/s/ Christiane Erne
By: Christiane Erné
Director
Dated: February 23, 2007

/s/ Michael D. Noonan
By: Michael D. Noonan
Director
Dated: February 23, 2007

/s/ John Veltheer
By: John Veltheer
Director
Dated: February 23, 2007

EXHIBIT INDEX

Exhibit Number	Description
(2)	Plan of Purchase, Sale, Reorganization, Arrangement, Liquidation or Succession
2.1

Share Exchange Agreement dated August 31, 2006, among our company, Société d'Energie Solaire and the shareholders of Société d'Energie Solaire (incorporated by reference from our Prospectus on Form 8-K filed on September 1, 2006)

(3)	Articles of Incorporation and Bylaws
3.1	Articles of Incorporation (incorporated by reference from our Registration Statement on Form 10-SB filed on June 27, 2002).
3.2	Bylaws (incorporated by reference from our Registration Statement on Form 10- SB filed on June 27, 2002).
3.3	Certificate of Ownership (incorporated by reference from our Prospectus on Form 8-K filed on June 21, 2006).
3.4	Certificate of Ownership (incorporated by reference from our Prospectus on Form 8-K filed on August 25, 2006).
(5)	Opinion on Legality
5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
(10)	Material Contracts
10.1	Services Agreement dated May 1, 2004 between The Electric Network.com, Inc. and Binary Environments Ltd. (incorporated by reference from our Quarterly Report on Form 10-QSB filed on May 17, 2004).
10.2	Promissory Note dated November 2, 2005 between The Electric Network.com Inc. and Dr. John Veltheer (incorporated by reference from our Current Report on Form 8-K filed on November 28, 2005).
10.3	Promissory Note dated January 19, 2006 between The Electric Network.com Inc. and IFG Trust Services Inc. (incorporated by reference from our Annual Report on Form 10-KSB filed on February 21, 2006).
10.4	Term Sheet with SES Société d'Energie Solaire S.A., dated May 15, 2006 (incorporated by reference from our Current Report on Form 8-K filed on May 16, 2006)
10.5	Letter Agreement dated June 15, 2006, among SES Solar Inc., SES Société d'Energie Solaire S.A. and Daniel Erné (incorporated by reference from our Current Report on Form 8-K filed on June 19, 2006).
10.6

Letter Agreement dated August 15, 2006, among SES Solar Inc., SES Société d'Energie Solaire S.A. and Daniel Erné (incorporated by reference from our Current Report on Form 8-K filed on August 18, 2006)

10.7	Finder's Fee Agreement dated August 31, 2006, between SES Solar Inc. and Standard Atlantic (Suisse) S.A. (incorporated by reference from our Current Report on Form 8-K filed on October 4, 2006)
10.8

Canton Geneva Escrow Agreement dated September 15, 2006, among SES Solar Inc., Christiane Erné, Jean-Christophe Hadorn, Claudia Rey, Service Cantonal De L'Energie and Clark Wilson LLP (incorporated by reference from our Current Report on Form 8-K filed on October 4, 2006)

10.9

Credit Line Escrow Agreement dated September 1, 2006, among SES Solar Inc., Christiane Erné, Jean-Christophe Hadorn, Claudia Rey and Clark Wilson LLP (incorporated by reference from our Current Report on Form 8-K filed on October 4, 2006)

10.10

Long-Term Escrow Agreement dated September 1, 2006, among SES Solar Inc., Christiane Erné, Jean-Christophe Hadorn, Claudia Rey and Clark Wilson LLP (incorporated by reference from our Current Report on Form 8-K filed on October 4, 2006)

10.11	Employment Agreement dated September 14, 2006 between Société d'Energie Solaire S.A. and Sandrine Crisafulli (incorporated by reference from our Current Report on Form 8-K filed on October 4, 2006)
10.12

Loan Agreement dated October 10, 2003 and November 6, 2003 between SES Societe d'Energie Solaire S.A. and Fonds Pour le Developement des Energies Renouvelables et les Economies d'Energie (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.13

Co-operation Agreement dated October 13, 2003 between SES Société d'Energie Solaire S.A. and Schott Solar GmbH (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.14

Employment Agreement dated October 1, 2001 between SES Société d'Energie Solaire S.A. and Sandrine Crisafulli (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.15

Loan Agreement dated January 21, 2004 between SES Société d'Energie Solaire S. A. and Fonds Pour le Developpement des Energies Renouvelables et les Economies d'Energie (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.16	Loan Agreement dated April 7, 2004 and April 10, 2004 between SES Société d'Energie Solaire S.A. and UBS SA (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)
10.17

Partnership Agreement dated September 29, 2004 between SES Société d'Energie Solaire S.A. and Suntechnics Fabrisolar AG (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.18

Consulting Agreement dated January 16, 2005 between Jean-Christophe Hadorn and SES Société d'Energie Solaire S.A. (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.19	Development Contract dated June 17, 2005 between SES Société d'Energie Solaire S. A. and Karl Steiner S.A. (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)

10.20	Co-operation Agreement dated July 19, 2005 between SES Société d'Energie Solaire S.A. and Firstec S.A. (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)
10.21	Convention (Voting Trust Agreement) dated September 12, 2005 between Christian Erne and Claudia Rey (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)
10.22	Convention (Voting Trust Agreement) dated February 22, 2006 between Christiane Erne and Jean-Christophe Hadorn (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)
10.23	Employment Agreement dated May 1, 2006 between SES Société d'Energie Solaire S.A. and Bernard Balmer (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)
10.24	Assignment of Rights Agreement dated August 31, 2006 between SES Société d'Energie Solaire S.A. and Jean-Cristophe Hadorn (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)
10.25	Assignment of Rights Agreement dated August 31, 2006 between SES Société d'Energie Solaire S.A. and Olivier Ouzilou (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)
10.26	Assignment of Rights Agreement dated August 31, 2006 between SES Société d'Energie Solaire S.A. and Sandrine Crisafulli (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)
10.27	Assignment of Rights Agreement dated September 15, 2006 between SES Société d'Energie Solaire S.A. and Sylvere Leu (incorporated by reference from our Current Report on Form 8-K/A filed on November 16, 2006)
(14)	Code of Ethics
14.1	Code of Ethics (incorporated by reference from our Annual Report on Form 10- KSB filed on March 31, 2005).
(21)	Subsidiaries of the Small Business Issuer
Société d'Energie Solaire S.A., a private Swiss corporation.
(23)	Consent of Experts and Counsel
23.1*	Consent of BDO Visura, Certified Public Accountants/Swiss Certified Accountants
23.1	Consent of Clark Wilson LLP (included in exhibit 5.1)
* Filed herewith